UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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2017 Notice of Annual Meeting of Shareholders and Proxy Statement

South Jersey Industries

1 Proxy Statement Summary
3 General Information
4 Proposals To Be Voted On
15 Security Ownership
17 Corporate Governance
24 Executive Officers
43 Financial

378K+	1.2%
Utility Customers in 115	Customer Base
Southern NJ Municipalities	Growth in 2016

Corporate Governance and Board Diversity

SJI is governed by a Board of Directors, all of whom with the exception of one member are not SJI employees. Our Board of Directors, elected by the shareholders, is the Company’s ultimate decision-making entity, except with respect to matters reserved for shareholder consideration. The current board includes Michael J. Renna (SJI President and CEO), Walter M. Higgins III (Chairman), Sarah M. Barpoulis, Thomas A. Bracken, Keith S. Campbell, Victor A. Fortkiewicz, Sheila Hartnett-Devlin, Sunita Holzer, Joseph H. Petrowski, Joseph M. Rigby, and Frank L. Sims.

The board maintains five standing committees: the Audit Committee, the Compensation Committee, the Corporate Responsibility Committee, the Executive Committee, and the Governance Committee.

SJI received the Corporate Board Gender Diversity Award in 2015 from Executive Women of New Jersey (EWNJ) for leading the way in boardroom gender diversity. In October 2016, the Forum of Executive Women recognized SJI and other companies where women directors comprise at least 25 percent of the Board.

South Jersey Industries

Regulated	Non-Utility

South Jersey Gas	SJI Midstream	South Jersey Energy Solutions
Regulated Natural	FERC-Regulated
Gas Distribution	Gas Pipeline/Projects		SJ Energy Services	SJ Energy Group
Company		•	Energy production assets (solar, CHP and landfill gas to electric)	•	Wholesale and retail natural gas and electric commodity marketing
Customer Composition		•	Meter reading, HVAC and appliance maintenance	•	Fuel management services

South Jersey Industries, Inc. 1 South Jersey Plaza Folsom, New Jersey 08037 Tel. (609) 561-9000 Fax (609) 561-8225

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE:	April 21, 2017
TIME:	9:00 a.m., Eastern Time
PLACE:	The Westin Mount Laurel, The Grand Ballroom, 555 Fellowship Road, Mount Laurel, New Jersey 08054

To the Shareholders of South Jersey Industries

NOTICE IS HEREBY GIVEN that South Jersey Industries, Inc.’s (“Company” or “SJI”) Annual Meeting of Shareholders will be held at The Westin Mount Laurel, The Grand Ballroom, 555 Fellowship Road, Mount Laurel, New Jersey 08054, on April 21, 2017, at 9:00 a.m., Eastern Time, for the following purposes:

1.	To elect 10 director nominees who are named in the accompanying proxy statement (term expiring 2018).

2.	To hold an advisory vote to approve executive compensation.

3.	To determine whether future advisory votes on executive compensation will occur every one, two or three years.

4.	To consider and vote on the Executive Annual Incentive Compensation Plan.

5.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2017.

6.	To transact other business that may properly come before the meeting.

Voting can be completed in one of four ways:

returning the proxy card by mail	online at www.proxyvote.com

through the telephone at 1-800-690-6903	attending the meeting to vote IN PERSON

The Board of Directors has fixed the close of business on February 21, 2017 as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only shareholders of record on that date are entitled to notice of, and to vote at, the meeting.

You are cordially invited to attend the meeting. Attendance at the Annual Meeting will be limited to shareholders as of the record date, their authorized representatives and guests of SJI. If you plan to attend the meeting in person, you will need an admission ticket and a valid government issued photo ID to enter the meeting. For shareholders of record, an admission ticket is attached to your proxy card. If your shares are held in the name of a bank, broker or other holder of record, please bring your account statement as that will serve as your ticket.

Whether or not you expect to attend the meeting, we urge you to vote your shares now. Please complete and sign the enclosed proxy card and promptly return it in the envelope provided or, if you prefer, you may vote by telephone or on the Internet. Please refer to the enclosed proxy card for instructions on how to use these options. Should you attend the meeting, you may revoke your proxy and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

Senior Vice President, General Counsel & Corporate Secretary

Folsom, NJ

March 20, 2017

YOUR VOTE IS IMPORTANT. PLEASE VOTE, SIGN, DATE, AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR ON THE INTERNET.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be Held on April 21, 2017. The Proxy Statement, the Proxy Card and the 2016 Performance Summary are available at www.sjindustries.com by clicking on Investors > Financial Reporting

Table of Contents

PROXY STATEMENT SUMMARY	1

GENERAL INFORMATION	3

Information about the Annual Meeting and Voting	3

PROPOSALS TO BE VOTED ON	4

Proposal 1 - Director Elections	4

Proposal 2 - Advisory Vote to Approve Executive Compensation	10

Proposal 3 - Non-binding Advisory Vote on the Frequency of Non-binding Advisory Vote on Executive Compensation	11

Proposal 4 - Approval of the Executive Annual Incentive Compensation Plan	12

Proposal 5 - Ratification of Independent Accountants	15

SECURITY OWNERSHIP	15

Directors and Management	15

CORPORATE GOVERNANCE	17

The Board of Directors	17

Board Evaluation Process	18

Meetings of the Board of Directors and its Committees	18

Audit Committee Report	20

Compensation of Directors	22

Certain Relationships	23

EXECUTIVE OFFICERS	24

Compensation Discussion & Analysis	24

Executive Compensation Tables	35

FINANCIAL	43

2016 Performance Summary and Financial Information	43

EXHIBIT A	44

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

Date:	April 21, 2017
Time:	8:15 a.m. - doors will open to the shareholders for continental breakfast
9:00 a.m. - meeting begins
10:00 a.m. - meeting adjourns
Place:	The Westin Mount Laurel, The Grand Ballroom
555 Fellowship Road
Mount Laurel, New Jersey 08054
Admission to the meeting:	Attendance at the Annual Meeting will be limited to shareholders as of the record date, their authorized representatives and guests of SJI. If you plan to attend the meeting in person, you will need an admission ticket and a valid government issued photo ID to enter the meeting. For shareholders of record, an admission ticket is attached to your proxy card. If your shares are held in the name of a bank, broker or other holder of record, please bring your account statement as that will serve as your ticket.
Use of cameras, recording devices, computers, and other electronic devices, such as smartphones and tablets, will not be permitted at the Annual Meeting. Photography and video are prohibited at the Annual Meeting. Photographs taken at the 2017 Annual Shareholders’ Meeting may be used by South Jersey Industries. By attending the 2017 Annual Shareholders’ Meeting, you will be agreeing to South Jersey Industries’ use of those photographs and waive any claim or rights with respect to those photographs and their use.
Record Date:	February 21, 2017
Agenda:	• Election of 10 directors, each to serve a term of one year
• Approval, on an advisory basis, of executive compensation
• Approval of an annual advisory vote to approve executive compensation
• Approval of the Executive Annual Incentive Compensation Plan
• Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017
• Transaction of any other business that may properly come before the meeting
Voting:	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Voting Matters and the Board’s Recommendation

The following table summarizes the items that will be brought for a vote of our stockholders at the meeting, along with the Board’s recommendation as to how shareholders should vote on each of them.

Proposal No.	Description of Proposal	Board’s Recommendation
1	Election of 10 director candidates nominated by the Board, each to serve a one-year term	FOR
2	Approval, on an advisory basis, of executive compensation	FOR
3	Approval of an annual advisory vote to approve executive compensation	FOR
4	Approval of the Executive Annual Incentive Compensation Plan	FOR
5	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017	FOR

In addition to these matters, shareholders may be asked to vote on such other business as may properly be brought before the meeting or any adjournment or postponement of the meeting.

South Jersey Industries, Inc. - 2017 Proxy Statement	| 1

Proxy Statement Summary

Votes Required for Approval

The table below summarizes the votes required for approval of each matter to be brought before the annual meeting, as well as the treatment of abstentions and broker non-votes.

Proposal No.	Description of Proposal	Vote Required for Approval	Abstentions	Broker Non-Votes
1	Election of directors	Majority of votes cast	No effect	Not taken into account
2	Executive compensation	Majority of votes cast	No effect	Not taken into account
3	Frequency of approval of executive compensation	Majority of votes cast	No effect	Not applicable
4	Annual Incentive Plan	Majority of votes cast	No effect	Not applicable
5	Ratification of independent registered public accounting firm	Majority of votes cast	No effect	Not applicable

Director Nominees

The Board is currently comprised of: ten independent directors; our President and Chief Executive Officer is also a member of the Board. The following table provides summary information about each of the 10 director nominees, including whether the Board considers the nominee to be independent under the New York Stock Exchange’s independence standards and our Corporate Governance Guidelines. Each director is elected annually by a plurality of votes cast.

		Director			Positions/Committee
Name	Age	Since	Occupation	Independent	Memberships
Sarah M. Barpoulis	52	2012	Owner of Interim Energy Solutions, LLC	Yes	1, 4
Thomas A. Bracken	69	2004	President, New Jersey Chamber of Commerce	Yes	3, 4*, 5
Keith S. Campbell	62	2000	Chairman of the Board, Mannington Mills, Inc.	Yes	2*, 3, 5
Victor A. Fortkiewicz	65	2010	Of Counsel, Cullen and Dykman, LLP	Yes	3, 4, 5*
Sheila Hartnett-Devlin, CFA	58	1999	Senior Vice President, American Century Investments	Yes	1*, 2, 3
Walter M. Higgins III	72	2008	Retired, Director, President and CEO at Ascendant Group Ltd. and Director, President and CEO of Bermuda Electric Light Company Limited	Yes	3*
Sunita Holzer	55	2011	Executive Vice President, Chief Human Resource Officer, Realogy Holdings Corp.	Yes	2, 5
Joseph M. Rigby	60	2016	Retired, Chairman, President and CEO, Pepco Holdings, Inc.	Yes	1, 4
Michael J. Renna	49	2014	President and CEO, South Jersey Industries	No
Frank L. Sims	66	2012	Retired, Corporate Vice President and Platform Leader, Cargill, Inc.	Yes	1, 4

Key to Committee Memberships

1	Audit Committee	4	Governance Committee
2	Compensation Committee	5	Corporate Responsibility Committee
3	Executive Committee	*	Committee Chairman

2 |	South Jersey Industries, Inc. - 2017 Proxy Statement

GENERAL INFORMATION

Information about the Annual Meeting and Voting

This statement is furnished on behalf of SJI’s Board of Directors to solicit proxies for use at its 2017 Annual Meeting of Shareholders. The meeting is scheduled for Friday, April 21, 2017, at 9:00 a.m. at The Westin Mount Laurel, 555 Fellowship Road, Mount Laurel, New Jersey. The approximate date proxy materials will be made available to shareholders is March 21, 2017. Copies of the proxy statement, proxy card and 2016 Performance Summary are available on our website at www.sjindustries.com under the heading “Investors”.

Proxy Solicitation

The Company bears the cost of this solicitation, which is primarily made by mail. However, the Corporate Secretary or company employees may solicit proxies by phone, fax, e-mail or in person, but they will not be separately compensated for these services. The Company may also use a proxy-soliciting firm at a cost not expected to exceed $6,000, plus expenses, to distribute to brokerage houses and other custodians, nominees, and fiduciaries additional copies of the proxy materials and 2016 Performance Summary for beneficial owners of our stock.

Record Date

Only shareholders of record at the close of business on February 21, 2017 may vote at the meeting. On that date, the Company had 79,516,552 shares of Common Stock outstanding.

Shareholders are entitled to one vote per share on each matter to be acted upon.

Quorum and Vote Required

A quorum is necessary to conduct the meeting’s business. This means holders of at least a majority of the outstanding shares of Common Stock must be present at the meeting, either by proxy or in person. Shareholders elect Directors by a majority vote of all votes cast at the meeting. The other actions proposed herein require the affirmative vote of a majority of the votes cast at the meeting. The vote required to approve any other matter that may be properly brought before the Annual Meeting will be determined in accordance with the New Jersey

Business Corporation Act. Abstentions and broker non-votes will be treated as present to determine a quorum but will not be deemed to be cast and, therefore, will not affect the outcome of any of the shareholder questions. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Voting of Proxies and Revocation

Properly signed proxies received by the Company will be voted at the meeting. If a proxy contains a specific instruction about any matter to be acted on, the shares represented by the proxy will be voted according to those instructions. If you sign and return your proxy but do not indicate how to vote for a particular matter, your shares will be voted as the Board of Directors recommends. A shareholder who returns a proxy may revoke it at any time before it is voted by submitting a later-dated proxy or by voting by ballot at the meeting. If you attend the meeting and wish to revoke your proxy, you must notify the meeting’s secretary in writing prior to the proxy voting. If any other matters or motions properly come before the meeting, including any matters dealing with the conduct of the meeting, the persons named in the accompanying proxy card intend to vote the proxy according to their judgment. The Board of Directors is not aware of any such matters other than those described in this proxy statement.

Householding of Annual Meeting Materials

Certain banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the Company’s 2016 Performance Summary may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report for other shareholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee.

Upon written or oral request to the Corporate Secretary at 1 South Jersey Plaza, Folsom, New Jersey 08037, the Company will promptly provide separate copies of the 2016 Performance Summary and/or this proxy statement. Shareholders sharing an address who are receiving multiple copies of this proxy statement and/or the 2016 Performance Summary and who wish to receive a single copy of these materials in the future will need to contact their bank, broker, broker-dealer or other similar organization serving as their nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

Other Matters

Any proposal that a qualified shareholder of the Company wishes to include in the Company’s proxy statement to be sent to shareholders in connection with the Company’s 2018 Annual Meeting of Shareholders that is received by the Company after November 11, 2017 will not be eligible for inclusion in the Company’s proxy statement and form of proxy for that meeting. To be included, proposals can be mailed to the Corporate Secretary at 1 South Jersey Plaza, Folsom, New Jersey 08037. To be a qualified shareholder, a shareholder must have owned at least $2,000 in market value of the Company’s securities for at least one year before the date of the proposal’s submission to the Company. A shareholder of the Company may wish to have a proposal presented at the 2018 Annual Meeting of Shareholders, but not to have such proposal included in the Company’s proxy statement and form of proxy relating to that meeting. In compliance with the Company’s bylaws, notice of any such proposal must be received by the Company between January 21, 2018 and February 20, 2018. If it is not received during this period, such proposal shall be deemed “untimely” for purposes of Rule 14a-4(c) under the Exchange Act, and, therefore, the proxies will have the right to exercise discretionary voting authority with respect to such proposal. Any such proposal must be submitted in writing to the Corporate Secretary at the address previously provided in this section.

The Board of Directors knows of no matters other than those set forth in the Notice of Annual Meeting of Shareholders to come before the 2017 Annual Meeting.

South Jersey Industries, Inc. - 2017 Proxy Statement	| 3

PROPOSALS TO BE VOTED ON

PROPOSAL 1     DIRECTOR ELECTIONS

At the Annual Meeting, 10 directors are to be elected to the Board of Directors to hold office for a one-year term. The Board nominated the following persons: Sarah M. Barpoulis, Thomas A. Bracken, Keith S. Campbell, Victor A. Fortkiewicz, Sheila Hartnett-Devlin, Walter M. Higgins III, Sunita Holzer, Michael J. Renna, Joseph M. Rigby and Frank L. Sims. We do not anticipate that, if elected, any of the nominees will be unable to serve. If any should be unable to accept the nomination or election, the persons designated as proxies on the proxy card may vote for a substitute nominee selected by the Board of Directors.

In accordance with its Charter, the Governance Committee reviewed the education, experience, judgment, diversity and other applicable and relevant skills of each nominee,

and determined that each nominee possesses skills and characteristics that support the Company’s strategic vision. The Governance Committee determined that the key areas of expertise include: corporate governance; enterprise leadership; financial (including accounting, finance, and “financial experts” as defined by the SEC); governmental and regulatory; human resources; public/shareholder relations; risk assessment/management; strategy formation/execution and technical/industry. The Governance Committee concluded that the nominees possess expertise and experience in these areas, and the Board approved the slate of nominees. Based on their expertise and experience, the Governance Committee determined the following directors should be elected for the 2017 - 2018 term.

4 |	South Jersey Industries, Inc. - 2017 Proxy Statement

Proposal 1     Director Elections

The Board of Directors recommends a vote “FOR” each of the following nominees:

Sarah M. Barpoulis
Age: 52
Director since: 2012
Owner of Interim Energy Solutions, LLC, Potomac, MD

Skills and Qualifications:

•	Director Barpoulis’ areas of expertise include corporate governance, risk assessment/management, strategy formation/execution and technical/industry.
•	Director Barpoulis is a financial expert as defined by the SEC, and is a National Association of Corporate Directors Board Leadership Fellow.

SJI Boards and Committees:

•	Audit Committee
•	Governance Committee
•	Director of South Jersey Energy Company
•	Executive Committee Member, SJI Midstream, LLC; South Jersey Energy Solutions, LLC; Marina Energy, LLC; South Jersey Energy Service Plus, LLC; and South Jersey Resources Group, LLC

Since 2003, Ms. Barpoulis has provided asset management and advisory services to the merchant energy sector through Interim Energy Solutions, LLC, a company she founded. Ms. Barpoulis serves on the following boards: Director, SemGroup Corporation; Director, Educare Washington, DC; and was previously a director of Reliant Energy, Inc.

Thomas A. Bracken
Age: 69
Director since: 2004
President, New Jersey Chamber of Commerce, Trenton, NJ

Skills and Qualifications:

•	Director Bracken’s areas of expertise and experience include corporate governance, enterprise leadership, enterprise risk management, executive compensation, governmental and regulatory, and public/shareholder relations.
•	Director Bracken is a financial expert as defined by the SEC.

SJI Boards and Committees:

•	Corporate Responsibility Committee
•	Executive Committee
•	Chairman of the Governance Committee
•	Director of South Jersey Gas Company

Mr. Bracken has served as president of the New Jersey Chamber of Commerce since February 2011; and as president of TriState Capital Bank-New Jersey from January 2008 to February 2011. Currently, Mr. Bracken serves on the following boards: director and chairman, N.J. Alliance for Action Foundation; director, NJ Alliance for Action; director, Public Media NJ; director, Rutgers Cancer Institute of N.J. Foundation; director, Solix, Inc.; president, Bedens Brook Club; member, advisory board, Investors Bancorp; director, NJ Hall of Fame; director, Junior Achievement of NJ.

South Jersey Industries, Inc. - 2017 Proxy Statement	| 5

Proposal 1     Director Elections

Keith S. Campbell
Age: 62
Director since: 2000
Chairman of the Board, Mannington Mills, Inc., Salem, NJ

Skills and Qualifications:

•	Director Campbell’s areas of expertise include corporate governance, enterprise leadership, environmental, executive compensation, human resources, and strategy formation/execution.

SJI Boards and Committees:

•	Corporate Responsibility Committee
•	Executive Committee
•	Chairman of the Compensation Committee
•	Director of South Jersey Energy Company
•	Executive Committee Member, SJI Midstream, LLC; South Jersey Energy Solutions, LLC; Marina Energy, LLC; South Jersey Energy Service Plus, LLC; and South Jersey Resources Group, LLC.

Mr. Campbell has served as chairman of the board for Mannington Mills, Inc. since 1995, as director on the Federal Reserve Bank of Philadelphia from 2008 to 2013 and as a director of Skytop Lodge, Inc. from 2000 to 2015. Mr. Campbell is a member of the board of Rowan University, Glassboro, NJ.

Victor A. Fortkiewicz
Age: 65
Director since: 2010
Of Counsel, Cullen and Dykman, LLP, New York, NY

Skills and Qualifications:

•	Director Fortkiewicz’ areas of expertise include corporate governance, enterprise leadership, environmental, legal, governmental and regulatory, and technical/industry.

SJI Boards and Committees:

•	Chairman of the Corporate Responsibility Committee
•	Executive Committee
•	Governance Committee
•	Director of South Jersey Gas Company

Mr. Fortkiewicz has been Of Counsel, Cullen and Dykman, LLP since October 2011. He served as executive director, New Jersey Board of Public Utilities from 2005 to 2010.

6 |	South Jersey Industries, Inc. - 2017 Proxy Statement

Proposal 1     Director Elections

Sheila Hartnett-Devlin, CFA
Age: 58
Director since: 1999
Senior Vice President, American Century Investments, New York, NY

Skills and Qualifications:

•	Director Hartnett-Devlin’s areas of expertise and experience include corporate governance, enterprise leadership, executive compensation, financial, public/shareholder relations, and risk assessment/management.
•	Director Hartnett-Devlin is registered with FINRA and holds Series 7 and Series 24 licenses.
•	Director Hartnett-Devlin is a financial expert as defined by the SEC.

SJI Boards and Committees:

•	Executive Committee
•	Compensation Committee
•	Chairman of the Audit Committee
•	Director of South Jersey Energy Company
•	Executive Committee member, SJI Midstream, LLC; South Jersey Energy Solutions, LLC; Marina Energy, LLC; South Jersey Energy Service Plus, LLC; and South Jersey Resources Group, LLC.

Ms. Hartnett-Devlin has been vice president, American Century Investments since 2008 and senior vice president since 2011. She is a member of the NY Society of Security Analysts. Ms. Hartnett-Devlin is a member of the board of Mannington Mills, Inc.

Walter M. Higgins III
Age: 72
Director since: 2008
Retired, Director, President and CEO, Ascendant Group Ltd. and Director, President and CEO, Bermuda Electric Light Company Ltd., Bermuda

Skills and Qualifications:

•	Director Higgins’ areas of expertise include corporate governance, energy production enterprise leadership, governmental and regulatory, and technical/industry.
•	Director Higgins is a financial expert as defined by the SEC.

SJI Boards and Committees:

•	Chairman of the Executive Committee
•	Chairman of the Board
•	Chairman of South Jersey Gas Company
•	Executive Committee Member, SJI Midstream, LLC

Mr. Higgins has served as chairman of the board since April 2015. He served as Director, President and CEO of Ascendant Group Ltd. from May 2012 to October 2016. Mr. Higgins also served as President and CEO of Bermuda Electric Light Company Limited from September 2012 until October 2016. He is the retired chairman, president, and CEO of Sierra Pacific Resources (now called NVEnergy). Mr. Higgins serves as a member of the board of AEGIS.

South Jersey Industries, Inc. - 2017 Proxy Statement	| 7

Proposal 1     Director Elections

Sunita Holzer
Age: 55
Director since: 2011
Executive Vice President, Chief Human Resource Officer, Realogy Holdings Corp., Madison, NJ

Skills and Qualifications:

•	Director Holzer’s areas of expertise include corporate governance, enterprise leadership, executive compensation, succession planning, human resources, and strategy formation/execution.

SJI Boards and Committees:

•	Compensation Committee
•	Corporate Responsibility Committee
•	Director of South Jersey Gas Company

Ms. Holzer has served as Executive Vice President, Chief Human Resource Officer, Realogy Holdings Corp. since March 2015; served as president, Human Capital insight, LLC from June 2014 to February 2015; served as executive vice president and chief human resources officer, CSC from June 2012 to May 2014; and served as executive vice president, chief human resources officer, Chubb Insurance Company from 2003 to June 2012. Ms. Holzer is an advisory board member of Re: Gender.

Michael J. Renna
Age: 49
Director since: 2014
President and CEO, South Jersey Industries, Folsom, NJ

Skills and Qualifications:

•	Director Renna’s areas of expertise include enterprise leadership, financial, strategy formation/execution, and technical/industry.

SJI Boards and Committees:

•	Director of South Jersey Energy Company
•	Executive Committee Member, SJI Midstream, LLC; South Jersey Energy Solutions, LLC; Marina Energy, LLC; South Jersey Energy Service Plus, LLC; and South Jersey Resources Group, LLC

Mr. Renna has been President and Chief Executive Officer of South Jersey Industries, Inc. since May 1, 2015. He served as President and Chief Operating Officer of South Jersey Industries, Inc. from January 2014 to April 30, 2015; as President of South Jersey Energy Solutions, LLC from April 2011 to April 30, 2015; as President of South Jersey Energy Company from 2004 to April 30, 2015; as President of Marina Energy LLC from April 2011 to April 30, 2015; as President of South Jersey Energy Service Plus, LLC from April 2007 to April 30, 2015; as President of SJESP Plumbing Services, LLC from 2011 to April 30, 2015; as President of South Jersey Resources Group, LLC from 2012 to April 30, 2015; and as member of Executive Committee of Energenic-US, LLC since 2008. Mr. Renna previously served as Senior Vice President of South Jersey Industries, Inc. from January 2013 to January 2014; as Vice President of South Jersey Industries, Inc. from 2004 to 2013; as Chief Operating Officer of South Jersey Energy Solutions, LLC from 2005 to 2011; as Vice President of SJESP Plumbing Services, LLC from 2007 to 2011; as Vice President of South Jersey Resources Group, LLC from 2008 to 2010.

8 |	South Jersey Industries, Inc. - 2017 Proxy Statement

Proposal 1     Director Elections

Joseph M. Rigby
Age: 60
Director since: April 2016
Retired, Chairman, President and CEO of Pepco Holdings, Inc.

Skills and Qualifications:

•	Director Rigby’s areas of expertise include corporate governance, enterprise leadership, financial, public/shareholder relations, risk assessment, strategy formation, governmental and regulatory, and technical/industry.
•	Director Rigby is a financial expert as defined by the SEC.

SJI Boards and Committees:

•	Audit Committee
•	Governance Committee
•	Director of South Jersey Gas Company

Mr. Rigby served as the former Chairman, President and CEO of Pepco Holdings, Inc. from March 2009 through March 2016. He also served as a Director of Dominion Midstream Partners. Mr. Rigby currently serves as a Director, Dominion Resources, Inc.; Director, Energy Insurance Mutual; and Director, Rutgers Board of Governors.

Frank L. Sims
Age: 66
Director since: 2012
Retired, Corporate Vice President and Platform Leader, Cargill, Inc., Minneapolis, MN

Skills and Qualifications:

•	Director Sims’ areas of expertise include corporate governance, enterprise leadership, executive compensation, human resources, financial management, risk assessment/management, and strategy formation/execution.
•	Director Sims is a financial expert as defined by the SEC.

SJI Boards and Committees:

•	Audit Committee
•	Governance Committee
•	Director of South Jersey Energy Company
•	Executive Committee member, SJI Midstream, LLC; South Jersey Energy Solutions, LLC; Marina Energy, LLC; South Jersey Energy Service Plus, LLC; and South Jersey Resources Group, LLC

Mr. Sims has served as Interim President for Fisk University since September 2015; as board member, PolyMet Mining Co. from 2008 through July 2014; and as board member, Piper Jaffray Co. from 2004 to June 2013.

The Board of Directors unanimously recommends a vote “FOR” each of the above nominees.

South Jersey Industries, Inc. - 2017 Proxy Statement	| 9

PROPOSAL 2     ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company’s executive compensation policies and procedures are designed to attract and retain highly qualified named executive officers while linking Company performance to named executive officer compensation. The Compensation Committee has a strong pay for performance philosophy; and, as a result, the compensation paid to our named executive officers is generally designed to be aligned with the Company’s performance on both a short-term and a long-term basis. Our performance over the last 10 years provides evidence that our executive compensation policies and procedures were effective in furthering these objectives. We have outperformed the S&P 500 index in 5 of the last 10 years, and have outperformed both the S&P 500 Index and the S&P Utilities Index in terms of the 10 year compound annual growth rate. We have also outperformed the median of the Company’s peer group used to benchmark long-term incentive compensation in terms of total shareholder return in 5 of the last 10 three-year cycles. More recently, our performance was below our peer group and our long-term incentive plans for performance cycles ended fiscal 2014 and 2015 did not pay out, while the performance cycle ended fiscal 2016 paid out well below target.

For 2016, the executive compensation policies and procedures for our named executive officers consisted of three parts: base salary, annual incentive awards and long-term incentive compensation. The annual incentive awards and long-term incentive compensation were again directly linked to the achievement of predefined short-term and long-term performance as follows:

•	Annual incentive awards are paid based on both Company and individual performance, tied to core earnings, financial performance of subsidiaries, and individual goals.

•	Long-term incentive compensation consists of performance- based restricted stock and time-based restricted stock with a performance condition. Performance-based restricted stock is earned based on Company performance over a three- year period, measured by the Company’s total shareholder return versus our peer group and economic earnings growth. Time-based restricted stock is subject to a return on equity performance condition to achieve tax deductibility under section 162(m) of the Code.

We believe these components of compensation for our named executive officers provide the proper incentives to align compensation with the Company’s performance while enhancing shareholder value. Specifically, if the Company’s performance results meet or exceed pre-established performance targets, named executive officers have an opportunity to realize significant additional compensation through annual incentive awards and long-term equity awards. In addition, the Company’s stock ownership guidelines require our named executive officers to own shares of Company stock, which aligns with shareholder interests. We believe this pay for performance philosophy is integral to the Company’s performance and will drive shareholder value over the long term.

Please see the “Compensation Discussion and Analysis” beginning on page 24 of this Proxy statement for a more detailed discussion of executive compensation policies and procedures for our named executive officers.

Pursuant to Section 14A(a)(1) of the Exchange Act, we are required to provide shareholders with a separate non-binding shareholder vote to approve the compensation of our named executive officers, including the “Compensation Discussion and Analysis”, the compensation tables, and any other narrative disclosure in this Proxy statement. Such a proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive compensation policies and procedures as described in this Proxy statement. Shareholders may also abstain from voting.

Accordingly, shareholders are being asked to approve the following non-binding resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because your vote is advisory, it will not be binding on the Board and may not be construed as overruling any decision by the Board. However, the Compensation Committee values the opinions expressed by shareholders and expects to take into account the outcome of the vote when considering future executive compensation decisions.

The Board of Directors unanimously recommends a vote “FOR” the non-binding resolution approving the compensation paid to the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

10 |	South Jersey Industries, Inc. - 2017 Proxy Statement

PROPOSAL 3     NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A(a)(2) of the Exchange Act, we are required to provide shareholders with a separate non-binding shareholder vote on the frequency of the say-on-pay proposal which is required by Section 14A(a)(1) of the Exchange Act (and as presented in Proposal 2 of this Proxy statement). Shareholders may indicate whether they would prefer a say-on-pay advisory vote every one, two or three years. Shareholders may also abstain from voting. Accordingly, shareholders are being asked to approve the following resolution:

RESOLVED, that the shareholders of the Company approve that the frequency of the non-binding say-on-pay vote be held:

•	Every year;

•	Every two years;

•	Every three years; or

•	Abstain.

This vote will not be binding on the Board or the Compensation Committee and may not be construed as overruling a decision by the Board or the Compensation Committee nor create or imply any additional fiduciary duty on the Board. Further, it will not affect any compensation paid or awarded to any named executive officer. However, the Compensation Committee and the Board recognize the importance of receiving input from our shareholders on important issues such as executive compensation and expect to take into account the outcome of the vote when considering the frequency with which future say-on-pay votes will be held.

The Board of Directors believes an annual frequency (i.e., every year) is the optimal frequency for the say-on-pay vote. A vote every year provides shareholders and advisory firms the opportunity to evaluate the Company’s compensation policies and procedures on a regular and more frequent basis. Specifically, because the Company makes its compensation decisions on an annual basis we believe our shareholders should have an annual opportunity to approve these decisions. We also believe that an annual frequency vote provides the highest level of accountability and direct communication with our shareholders. The Board believes a biennial and triennial say-on-pay vote would make it difficult to create the meaningful and coherent communications that the votes are intended to provide because of all the compensation actions that would occur between the votes.

Our Board of Directors unanimously recommends that shareholders vote “FOR” an annual say-on-pay non-binding advisory vote.

South Jersey Industries, Inc. - 2017 Proxy Statement	| 11

PROPOSAL 4     APPROVAL OF THE EXECUTIVE ANNUAL INCENTIVE COMPENSATION PLAN

On March 6, 2017, the Compensation Committee of the Board of Directors (the “Committee”) adopted the South Jersey Industries 2017 Cash Incentive Compensation Plan (“Plan”), effective as of January 1, 2017, subject to shareholder approval at the Annual Meeting. The Plan is a cash incentive plan designed to incentivize employees of South Jersey Industries (the “Company”) and replaces the Company’s 2012 Annual Incentive Compensation Plan (the “Prior Plan”).

Purpose of the Proposal

The Plan is intended to permit the Company to award performance-based compensation that is fully deductible by the Company for federal income tax purposes under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and the related regulations (referred to as “Performance-Based Compensation”). Section 162(m) of the Code generally does not allow a publicly held company to obtain tax deductions for compensation of more than $1 million paid to the Chief Executive Officer and the Company’s three other most highly paid executive officers, other than our Chief Financial Officer (referred to as our “covered employees”). Payments that qualify as Performance-Based Compensation are exempt from this limitation.

One of the requirements of Section 162(m) of the Code is that shareholders approve the material terms of the performance goals pursuant to which the compensation is to be paid at least once every five years. Accordingly, we are asking our shareholders to approve the material terms of the performance goals under the Plan in accordance with Section 162(m) of the Code. If shareholders approve the material terms of the performance goals under the Plan, assuming that all other requirements under Section 162(m) of the Code are met, the Company may be able to obtain tax deductions with respect to awards issued to our “covered employees” without regard to Section 162(m) of the Code limitations. Shareholder approval is being sought so that compensation attributable to awards under the Plan may qualify as Performance-Based Compensation.

The Committee recommends that the shareholders approve the Plan.

Description of Principal Changes to the Plan

The Board has approved certain principal changes that are reflected in the Plan, which changes are subject to shareholder approval. As adopted, in order to provide the Committee with flexibility to design awards that they believe are in the best interest of the Company and its shareholders, the Plan amends and modifies various provisions from the Prior Plan, including:

•	Expands the list of performance goals from which the Committee may select in granting awards that are intended to qualify as Performance-Based Compensation;

•	Increases the maximum amount of an award that may be paid to any participant under the Plan that is intended to be Performance-Based Compensation from $1,000,000 to $5,000,000 per year;

•	Modifies the performance period to provide the Committee with the flexibility to establish any period during which the performance goals will be measured; and

•	Makes certain other conforming and non-substantive changes to the Plan.

Description of the Plan

The principal provisions of the Plan are summarized below. This summary does not purport to be a complete description of all the provisions of the Plan. This summary is qualified in its entirety by the actual text of the Plan, which is attached as Exhibit A.

Effective Date: The Plan will be effective January 1, 2017, subject to the approval of the Plan by the Company’s shareholders.

Purpose of the Plan: The purpose of the Plan is to provide a link between compensation and performance, to motivate participants to achieve corporate performance objectives, to enable the Company to attract and retain high quality eligible employees and to enable the Company to provide compensation that will not fail to be deductible by reason of Section 162(m) of the Code.

Awards: The Plan provides for cash incentive awards (“Cash Incentives”) that are payable based on the achievement of certain performance goals, as described in more detail below.

Administration: The Committee will administer the Plan and will have the authority to construe and interpret the Plan and Cash Incentives awarded under the Plan. The Committee also has the discretion to:

•	establish the duration of each performance period;

•	select those eligible employees who will participate in the Plan for that performance period;

•	establish specific performance goals and the relative weighting of those goals and the maximum Cash Incentive for the level of attainment;

•	exercise discretion to reduce the actual Cash Incentive payable to any participant;

•	establish terms, conditions and rules or procedures for the administration of the Plan; and

•	take such other actions not inconsistent with the Plan, as it deems appropriate.

All Cash Incentives are awarded conditional on the participant’s acknowledgement, by participation in the Plan, that all decisions and determinations of the Committee are final and binding on the participant and all other persons having or claiming an interest in such Cash Incentive.

Eligibility for Participation: Employees of the Company, a subsidiary or an affiliate are eligible to participate in the Plan, as selected by the Committee to participate in the Plan.

Cash Incentives: The Committee will award Cash Incentives to participants if the performance goals established by the Committee are met. At the beginning of each performance period, the Committee will establish each participant’s potential Cash Incentive, the performance goals applicable to the Cash Incentive, and such other conditions as the Committee deems appropriate. The performance goals may provide for differing amounts to be paid based on differing levels of performance. The performance goals for Cash Incentives that are intended to be Performance-Based Compensation will be based on pre-established performance goals, as described below.

12 |	South Jersey Industries, Inc. - 2017 Proxy Statement

Proposal 4     Approval of the Executive Annual Incentive Compensation Plan

Pre-Established Performance Goals for Performance-Based Compensation: Payment of Cash Incentives that are intended to be Performance-Based Compensation will be based on the attainment of one or more pre-established, objective performance goals over the designated performance period. The Committee will establish the performance goals (based on the performance goals set forth below) in writing no later than the earlier of (a) 90 days after the commencement of the performance period to which the performance goals relate or (b) the date on which 25% of such performance period has been completed (or such other date as may be required or permitted under Section 162(m) of the Code), provided that the outcome of the performance goals must be substantially uncertain at the time of their establishment.

Performance Goals: The performance goals established by the Committee may be based on any one or more of the following: annual consolidated earnings per share; share price; the market share of the Company (or any business unit thereof); sales by the Company (or any business unit thereof); return factors (including, but not limited to return on equity, capital employed, or investment; risk adjusted return on capital; return on investors’ capital; return on average equity; return on assets; and return on net assets); costs of the Company (or any business unit thereof); the Company’s total shareholder return; revenues; debt level; cash flow; capital expenditures; net income or gross income; operating income; expenses; net borrowing; goals related to mergers, acquisitions, dispositions or similar business transactions; assets; regulatory compliance; employee retention/attrition rates; individual business objectives; risk management activities; corporate value measures which may be objectively determined (including ethics, compliance, environmental, diversity commitment and safety); or implementation or completion of critical projects or processes; cost reduction targets; interest-sensitivity gap levels; weighted average cost of capital; working capital; operating or profit margin; pre-tax margin; contribution margin; book value; operating expenses (including, but not limited to lease operating expenses, severance taxes and other production taxes, gathering and transportation and general and administrative costs); unit costs; EBIT; EBITDA; debt to EBIT or EBITDA; interest coverage; comparative shareholder return; book value per share; net asset value per share; growth measures; debt to total capitalization ratio; asset quality levels; investments; economic value added; stock price appreciation; market capitalization; accounts receivables day sales outstanding; accounts receivables to sales; achievement of balance sheet or income statement objectives; assets; asset sale targets; non-performing assets; satisfactory internal or external audits; improvement of financial ratings; charge-offs; amount of the gas reserves; costs of finding gas reserves; reserve replacement ratio, reserve additions, or other reserve level measures; drilling results; natural gas production, production and reserve growth; production volume; sales volume; production efficiency; inventory to sales; and inventory turns; and any other goal that is established at the discretion of the Committee other than with respect to Cash Incentives intended to be Performance-Based Compensation.

The performance goals may be particular to a participant or the division, department, branch, line of business, subsidiary or other unit in which the participant works. The performance goals may also be based on attaining a specified absolute level of the performance goals or a percentage increase or decrease in the performance goal compared to a pre-established target, previous years’ results or designated market index or comparison group. The performance goals do not need to be uniform among participants.

Authorized Adjustments: To the extent permitted by Section 162(m) of the Code, in setting the performance goals within the time period described above, the Committee may provide for appropriate adjustments for certain corporate events as it deems appropriate, as described in more detail in the Plan.

Award Payments: As soon as administratively practicable after the end of the applicable performance period, the Committee will certify the actual levels of performance attained for the period and the amount to be paid to each participant for the performance period. The Committee’s certification will be final, conclusive and binding on participants and all other persons.

The Committee has the discretion to reduce or eliminate the Cash Award that would otherwise be payable to a participant. However, the Committee may not award a Cash Incentive in excess of the dollar amount determined on the basis of the potential established for the particular level of performance attained. With respect to Cash Awards intended to be Performance-Based Compensation, the Committee will not waive any performance goal applicable to a participant’s Cash Incentive, except in the case of the participant’s death or disability, or under such circumstances as the Committee deems appropriate in the event of a Change in Control (as defined in the Company’s 2015 Omnibus Equity Compensation Plan, as amended from time to time).

Maximum Payment: The maximum amount of any Cash Incentive intended to be Performance-Based Compensation that may be paid to any participant is $5,000,000 for each 12-month period (or portion thereof) included within the applicable performance period.

Payment Date: Cash Incentives earned will be paid as soon as administratively practicable after the end of the applicable performance period, but in no event later than 2 ½ months after the end of the performance period. A participant will not accrue any right to receive a Cash Incentive award unless the participant remains employed until the payment date for that Cash Incentive, except as described above.

Transferability of Cash Incentives: A participant’s interest under the Plan may not be transferred, except that if a participant dies before payment is made of the actual Cash Incentive to which the participant has become entitled, then that Cash Incentive will be paid to the executor or other legal representative of the participant’s estate.

No Employment Rights: Nothing in the Plan may be construed to grant any person the right to remain in employee status for any period of specific duration, and each participant will at all times remain an employee at-will and may be discharged at any time, with or without cause.

Company Policies: All Cash Incentives under the Plan are subject to any applicable Company policies adopted from time to time by the Board.

Federal Income Tax Consequences: A participant generally will not recognize income upon the grant of an award under the Plan. Upon payment of the award, the participant will recognize ordinary income in an amount equal to the cash received. When the participant recognizes ordinary income upon payment of an award, we expect that the Company will generally be entitled to a tax deduction in the same amount.

South Jersey Industries, Inc. - 2017 Proxy Statement	| 13

Proposal 4     Approval of the Executive Annual Incentive Compensation Plan

Although the Plan is designed so that awards may be Performance-Based Compensation, the Committee reserves the right to grant awards that do not qualify for this exception, and, in some cases, the exception may cease to be available for some or all awards that otherwise so qualify. Thus, it is possible that Section 162(m) of the Code may disallow compensation deductions that would otherwise be available to the Company.

Amendment and Termination: The Committee may at any time amend, suspend or terminate the Plan, but no amendment will be effective without shareholder approval if such approval is required to satisfy the requirements of Section 162(m) of the Code or other applicable law or regulation.

New Plan Benefits: Any awards made under the Plan will be at the discretion of our Committee. Therefore, it is not possible at present to determine awards or amounts of awards that will be granted to any person in the future. As to awards that are currently outstanding under the Plan, the amounts payable thereunder are not determinable at this time since any amounts payable thereunder are wholly dependent upon the achievement of annual performance goals, the achievement of which will not be determined until the first quarter of 2018.

The Committee unanimously recommends a vote “FOR” the approval of the South Jersey Industries 2017 Cash Incentive Compensation Plan.

14 |	South Jersey Industries, Inc. - 2017 Proxy Statement

PROPOSAL 5     RATIFICATION OF INDEPENDENT ACCOUNTANTS

The Audit Committee and the Board of Directors, subject to the approval of the shareholders, reappointed Deloitte & Touche LLP, as the Company’s independent registered public accounting firm for 2017. Unless otherwise directed, proxies will be voted “FOR” approval of this appointment. If the shareholders do not ratify this appointment by the affirmative vote of a majority of the votes cast at the meeting, other auditors will be considered by the Audit Committee.

Deloitte & Touche LLP served as the Company’s independent registered public accounting firm during 2016. During 2016, the audit services performed for the Company consisted of audits of the Company’s and its subsidiaries’ financial statements and attestation of management’s assessment of internal control, as required by the Sarbanes-Oxley Act of 2002, Section 404 and the preparation of various reports based on those audits, services related to filings with the Securities and Exchange Commission and the New York Stock Exchange, and audits of employee benefit plans as required by the Employee Retirement Income Security Act. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement, if such representative desires to do so, and to respond to appropriate questions from shareholders.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of the Independent Registered Public Accounting Firm.

SECURITY OWNERSHIP

Directors and Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of February 21, 2017, of: (a) each current director and nominee for director; (b) our principal executive officer, principal financial officer, the three other most highly compensated executive officers during 2016 (collectively, the “Named Executive Officers”); and (c) all of the directors and executive officers as a group.

	Number of Shares
	of Common Stock (1)	Percent of Class
Sarah M. Barpoulis	17,666	*
Thomas A. Bracken	52,583	*
Keith S. Campbell	45,076	*
Stephen H. Clark	26,673	*
Jeffrey E. DuBois	31,520	*
Victor A. Fortkiewicz	26,343	*
Sheila Hartnett-Devlin	15,266	*
Walter M. Higgins III	27,703	*
Sunita Holzer	20,559	*
Kenneth Lynch	6,367	*
Kathleen A. McEndy	4,751	*
Gina Merritt-Epps	9,637	*
Gregory M. Nuzzo	3,296	*
Joseph H. Petrowski	37,490	*
Michael J. Renna	54,973	*
Joseph M. Rigby	5,284	*
David Robbins, Jr.	22,946	*
Frank L. Sims	75,448	*
All directors, nominees for director and executive officers as a group (18 persons)

*	Less than 1%.

(1)	Based on information furnished by the Company’s directors and executive officers. Unless otherwise indicated, each person has sole voting and dispositive power with respect to the Common Stock shown as owned by him or her.

(2)	Includes shares awarded to each director under a Restricted Stock Program for Directors.

South Jersey Industries, Inc. - 2017 Proxy Statement	| 15

Security Ownership

Stock Ownership Requirements

The Board of Directors believes significant ownership of Company Common Stock better aligns the interests of management with those of the Company’s shareholders. Therefore, in 2001, the Board of Directors enacted the stock requirements listed below for officers and directors. The requirements for officers were effective through 2014 and were increased effective 2015 as outlined below and on page 35:

•	The CEO stock ownership guideline is 5 times the CEO’s annual base salary.

•	All other executive officers are required to own shares of Company Common Stock with a market value equal to 2 times their annual salary. As of December 31, 2016, all NEOs are in compliance with the ownership guidelines.

•	Other officers are required to own shares of Company Common Stock with a market value equal to their annual base salary;

•	Shares owned outright will be combined with vested restricted shares awarded under the Stock-Based Compensation Plan and vested shares beneficially owned through any employee benefit plan for purposes of determining compliance with the stock ownership requirement for officers. Current officers will have a period of six years from the original date of adoption and newly elected or promoted officers will have a period of six years following their election or promotion to a new position to meet these minimum stock ownership requirements; and

•	Members of the Board of Directors are required, within six years of becoming a director of the Company or any of its principal subsidiaries, or within six years of an increase in the share ownership guidelines, to own shares of Company Common Stock with a market value equal to a minimum of five times the current value of a Director’s annual cash retainer for board service. Shares owned outright will be combined with restricted shares awarded as part of the annual stock retainer for the purpose of meeting these requirements.

•	A stock holding period was introduced in 2015 that requires all officers of the Company to retain at least 50 percent of vested and/or earned shares, net of taxes, until their new stock ownership guideline has been met.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, requires the Company’s directors and executive officers to file reports with the SEC relating to their ownership of, and transactions in, the Company’s Common Stock. In 2016, Walter M. Higgins III, a

Director of the Company, inadvertently filed an untimely report of the beneficial ownership on a Form 4. Based on our records and other information, the Company believes that all other Section 16(a) filing requirements were met for 2016.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information, as of February 21, 2017, as to each person known to the Company, based on filings with the SEC, who beneficially owns 5 percent or more of the Company’s Common Stock. Based on filings made with the SEC, each shareholder named below has sole voting and investment power with respect to such shares.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
BlackRock, Inc.	9,248,697	11.6%
55 East 52nd Street
New York, NY 10055
The Vanguard Group	7,134,564	8.97%
100 Vanguard Blvd
Malvern, PA 19355

16 |	South Jersey Industries, Inc. - 2017 Proxy Statement

CORPORATE GOVERNANCE

The Board of Directors

Leadership Structure

Effective May 1, 2015, the Board of Directors decided to separate the Chairman and CEO roles, with Mr. Renna assuming the role of President and CEO, and Walter M. Higgins III, becoming the non-executive Chairman of SJI’s Board of Directors.

In the role, Mr. Higgins:

•	Provides leadership to the Board

•	Chairs meetings of the Board of Directors

•	Establishes procedures to govern the Board’s work

•	Ensures the Board’s full discharge of its duties

•	Schedules meetings of the full Board and works with committee chairmen, CEO and Corporate Secretary for the schedule of meetings for committees

•	Organizes and presents the agenda for regular or special Board meetings based on input from Directors, CEO and Corporate Secretary

•	Ensures proper flow of information to the Board, reviewing adequacy and timing of documentary materials in support of management’s proposals

•	Ensures adequate lead time for effective study and discussion of business under consideration
•	Helps the Board fulfill the goals it sets by assigning specific tasks to members of the Board

•	Identifies guidelines for the conduct of the Directors, and ensures that each Director is making a significant contribution

•	Acts as liaison between the Board and CEO

•	Works with Governance Committee and CEO, and ensures proper committee structure, including assignments and committee chairmen

•	Sets and monitors the ethical tone of the Board of Directors

•	Manages conflicts which may arise with respect to the Board

•	Monitors how the Board functions and works together effectively

•	Carries out other duties as requested by the CEO and Board as a whole, depending on need and circumstances

•	Serves as a resource to the CEO, Corporate Secretary and other Board members on corporate governance procedure and policies

Independence of Directors

The Board adopted Corporate Governance Guidelines that require the Board to be composed of a majority of Directors who are “Independent Directors” as defined by the rules of the New York Stock Exchange. No Director will be considered “Independent” unless the Board of Directors affirmatively determines that the Director has no material relationship with the Company. When making “Independence” determinations, the Board considers all relevant facts and circumstances, as well as any other facts and considerations specified by the New York Stock Exchange, by law or by any rule or regulation of any other regulatory body or self-regulatory body applicable to the Company. As part of its Corporate Governance Guidelines, the Board established a policy that Board members may not serve on more than four other boards of publicly traded companies. SJI’s Corporate Governance Guidelines are available on our website at www.sjindustries.com under the heading “Investors”.

For 2016, the Board determined that Directors Barpoulis, Bracken, Campbell, Fortkiewicz, Hartnett-Devlin, Higgins, Holzer, Petrowski, Rigby, and Sims, constituting all of the non-employee Directors, meet the New York Stock Exchange standards and our own standards noted above for independence and are, therefore, considered to be Independent Directors. Accordingly, all but one of the Company’s Directors was considered to be “Independent.” Mr. Renna is not considered independent by virtue of his employment with the Company.

Codes of Conduct

The Company has adopted codes of conduct for all employees, Officers and Directors, which include the codes of ethics for our principal executive officer and principal financial officer within the meaning of the SEC regulations adopted pursuant to the Sarbanes-Oxley Act of 2002. Additionally, the Company established a hotline and website for employees to anonymously report suspected violations.
Copies of the codes of ethics are available on the Company’s website at www.sjindustries.com under Investors > Corporate Governance. Copies of our codes of conduct are also available at no cost to any shareholder who requests them in writing at South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037, Attention: Corporate Secretary.

Communication with Directors

You may communicate with the Chairman of the Board and chairmen of the Audit, Compensation, Corporate Responsibility and Governance Committees by sending an e-mail to chairmanoftheboard@sjindustries.com, auditchair@sjindustries.com, compchair@sjindustries.com, govchair@sjindustries.com, or corpresp@sjindustries.com, respectively, or you may communicate with our outside Independent Directors as a group by sending an e-mail to sjidirectors@sjindustries.com. The Charters and scope of responsibility for each of the Company’s committees are located on the Company’s website at www.sjindustries.com. You may also address any correspondence to the Chairman of the Board, chairmen of the committees or to the Independent Directors at South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

South Jersey Industries, Inc. - 2017 Proxy Statement	| 17

Corporate Governance

Corporate Governance Materials

Shareholders can see the Company’s Corporate Governance Guidelines and Profile, Charters of the Audit Committee, Compensation Committee, Corporate Responsibility Committee, Executive Committee and Governance Committee, and Codes of Ethics on the Company’s website at www.sjindustries.com under Investors > Corporate Governance. Copies of these documents, as well as additional copies of this Proxy Statement, are available to shareholders without charge upon request to the Corporate Secretary at South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Board Evaluation Process

The Governance Committee is responsible for implementing the Board Evaluation Process on an annual basis. The Governance Committee engages an independent, third-party facilitator and uses surveys and interviews to ensure robust feedback that can be used to enhance Board processes. In 2016, the process included the evaluation of the Board and its committees, and self and peer evaluations. In addition to the Directors, the Executive Officers participated in the process. The Governance Committee is responsible for implementing the recommendations generated from the evaluation results.

Meetings of the Board of Directors and its Committees

The Board of Directors met 14 times in 2016. Each Director attended 75 percent or more of the total number of Board meetings and the Board committee meetings on which he or she served. It is the Board’s policy that the Independent Directors meet in Executive Session following every in-person meeting of the Board or its Committees. The Independent Directors met seven times during 2016 at the conclusion of SJI Board meetings. Topics of these sessions included CEO and Officer performance and compensation, succession planning, strategy and discussions of corporate governance. Director Higgins, Chairman of the Board, chaired the meetings of the Independent Directors. All current Board members and all nominees for election to the Company’s Board of Directors are required to attend the Company’s Annual Meetings of

Shareholders unless unique personal circumstances affecting the Board member or Director nominee make his or her attendance impracticable. All of the Directors attended the 2016 Annual Meeting of Shareholders. During 2016, each of the Company’s Directors also served on the Boards or Executive Committees of one or more of South Jersey Gas Company, South Jersey Energy Company, South Jersey Energy Solutions, LLC, Marina Energy, LLC, South Jersey Resources Group, LLC, South Jersey Energy Service Plus, LLC, Energy & Minerals, Inc., R&T Group, Inc., and SJI Midstream, LLC, all of which are Company subsidiaries.

There are five standing committees of the Board: the Audit Committee; the Compensation Committee; the Corporate Responsibility Committee; the Executive Committee; and the Governance Committee.

Audit Committee

The Board’s Audit Committee, which met nine times during 2016, was comprised of four “Independent” Directors through February 11, 2016: Sheila Hartnett-Devlin, Chairman; Sarah M. Barpoulis; Joseph H. Petrowski; and Frank L. Sims. Effective February 12, 2016 there are five “Independent” Directors. Walter M. Higgins III served on the Committee from February 12, 2016 through April 29, 2016. Joseph M. Rigby was elected to the Committee effective April 29, 2016. The Board determined that no member of the Audit Committee has a material relationship that would jeopardize such member’s ability to exercise independent judgment. The Board of Directors designated each member of the Audit Committee as an “audit committee financial expert” as defined by applicable Securities and Exchange Commission rules and regulations. The Audit Committee: (1) annually engages an independent registered public accounting firm for appointment, subject to Board and shareholder approval, as auditors of the Company and has the authority to unilaterally retain, compensate and terminate the Company’s independent registered public accounting firm; (2) reviews with the independent registered public accounting firm the scope and results of each annual audit; (3) reviews with the independent registered public accounting firm, the Company’s internal auditors and management, the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget, and staffing; and (4) considers the possible effect on the objectivity and independence of the independent registered public accounting firm of any non-audit services to be rendered to the Company. The Audit Committee members meet in Executive Session with Internal Audit and the independent accounting firm at the end of each in-person meeting.
The Audit Committee is also responsible for overseeing the Company’s Risk Management process. The Committee analyzes the guidelines and policies that management uses to assess and manage exposure to risk, and analyzes major financial risk exposures and the steps management has taken to monitor and control such exposure. The Committee presents its findings to the full Board, which is charged with approving the Company’s risk appetite.

At each Audit Committee meeting, management presents an update of the Company’s risk management activities. The Company has two internal Risk Committees that report to the Audit Committee at least quarterly. The SJI Risk Management Committee (RMC), established by the SJI Audit Committee in 1998, is responsible for overseeing the energy transactions and the related risks for all of the SJI companies. Annually, the Board approves the RMC members. Committee members include management from key Company areas such as finance, risk management, legal and business operations.

The RMC establishes a general framework for measuring and monitoring business risks related to both financial and physical energy transactions, approves all methodologies used in risk measurement, ensures that objective and independent controls are in place, and presents reports to the Audit Committee reflecting risk management activity.

A South Jersey Gas Company RMC is responsible for gas supply risk management. Annually, the Board approves the RMC members. Committee members include management from key Company areas such as finance, risk management, legal and gas supply. This RMC meets at least quarterly.

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Corporate Governance

The Audit Committee established policies and procedures for engaging the independent registered public accounting firm to provide audit and permitted non-audit services. The Audit Committee evaluates itself on an annual basis. The Board of Directors has adopted a written Charter for the
Audit Committee, which is available on our website at www.sjindustries.com, under the heading “Investors”. You may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Compensation Committee

The Board’s Compensation Committee, which met six times during 2016, was comprised of four “Independent” Directors in 2016: Keith S. Campbell, Chairman; Sheila Harnett-Devlin; Sunita Holzer; and Joseph H. Petrowski. The Compensation Committee: carries out the responsibilities delegated by the Board relating to the review and determination of executive compensation as well as the structure and performance of significant, long-term employee defined benefits and defined contribution plans. The Committee’s Charter is available on our website at www.sjindustries.com under the heading “Investors” or you may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an Officer or employee of the Company, or any of its subsidiaries or affiliates. During the last fiscal year, none of the Company’s
Executive Officers served on a compensation committee or as a Director for any other publicly traded company.

Corporate Responsibility Committee

The Board’s Corporate Responsibility Committee, which met twice during 2016, was comprised of four “Independent” Directors from January 2016 to April 2016 and August 26, 2016 to present, and five Directors from May 2016 through August 25, 2016: Victor A. Fortkiewicz, Chairman (May 2015 to present); Thomas A. Bracken, Keith S. Campbell, Sunita Holzer and Joseph M. Rigby (May 2016 through August 25, 2016). The Committee provides oversight, monitoring and guidance of matters related to corporate and social citizenship, public and legal policy, environmental stewardship and compliance, political activities, sustainability, quality of work life, and economic and social vitality in the communities and markets in which the Company operates.
The Committee’s Charter is available on our website at www.sjindustries.com under the heading “Investors” or you may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

The Committee also oversees the production of the Company’s annual Corporate Sustainability Report, which conveys how the Company links the business with sustainable practices. The 2016 report is available on our website at www.sjindustries.com or you may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Governance Committee

The Board’s Governance Committee, which met four times during 2016, was comprised of four “Independent” Directors from January 2016 to August 25, 2016, and five Independent Directors from August 26, 2016 to present in 2016: Thomas A. Bracken, Chairman; Sarah M. Barpoulis; Victor A. Fortkiewicz; Joseph M. Rigby (August 26, 2016 to present) and Frank L. Sims. Each Committee member satisfies the New York Stock Exchange’s independence requirements. Among its functions, the Governance Committee: (1) maintains a list of prospective candidates for Director, including those recommended by shareholders; (2) reviews the qualifications of candidates for Director (to review minimum qualifications for Director candidates, please see the Company’s Corporate Guidelines available on our website at www.sjindustries.com under the heading “Investors”. These guidelines include consideration of education, experience, judgment, diversity and other applicable and relevant skills as determined by an assessment of the Board’s needs when an opening exists); (3) makes recommendations to the Board of Directors to fill vacancies and for nominees for election to be voted on by the shareholders; and (4) is responsible for monitoring the implementation of the Company’s Corporate Governance Policy. The Committee’s Charter is available on our website at www.sjindustries.com under the heading “Investors” or you may obtain a copy by writing to the Corporate Secretary, South
Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

The Governance Committee reviews with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the current Board make-up and the Company’s strategic forecast. This assessment includes issues of industry experience, education, general business and leadership experience, judgment, diversity, age, and other applicable and relevant skills as determined by an assessment of the Board’s needs. The diversity assessment includes a review of Board composition with regard to race, gender, age and geography.

The Governance Committee will consider nominees for the Board of Directors recommended by shareholders and submitted in compliance with the Company’s bylaws, in writing, to the Corporate Secretary of the Company. Any shareholder wishing to propose a nominee should submit a recommendation in writing to the Company’s Corporate Secretary at 1 South Jersey Plaza, Folsom, New Jersey 08037, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a Director.

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Corporate Governance

Executive Committee

The Board’s Executive Committee, which did not meet in 2016, was comprised of the Chairman of the SJI Board, Chairmen of the subsidiary Boards, Committee Chairs and is chaired by the Chairman of the Board. The current members are: Walter M. Higgins III, Chairman; Thomas A. Bracken; Keith S. Campbell; Victor A. Fortkiewicz; Sheila Hartnett-Devlin; and
Joseph H. Petrowski. The Executive Committee may act on behalf of the Board of Directors during intervals between Board meetings in managing the Company’s business and affairs. Pursuant to its Charter, the Executive Committee meets on an “as needed” basis.

Risk Management

In addition to the risk management processes that fall within the purview of the Audit Committee as discussed above, to ensure comprehensive oversight of all risks, the Board has allocated its oversight duties as follows:

Risk Areas		Board Responsibility
Corporate:		SJI Board
•	Enterprise Wide Risk Management
•	Major Financial Risk Exposures
Operational:		Subsidiary Boards
•	Markets/Competition
•	Counterparty/Customer Receivables
•	Regulatory/Legislative
•	Supplier
•	Operations
•	Capital Allocation/Requirements
•	Information Technology
Financial:		Audit Committee
•	Guidelines and Policies for Risk Assessment and Management
•	Financial Reporting
•	Financial Disclosure
•	Financial Controls
•	Accounting/Taxes
Corporate Responsibility:		Corporate Responsibility Committee
•	Legal
•	Ethical
•	Corporate Image
•	Environmental
•	Safety
Compensation		Compensation Committee
•	Compensation Program
•	Retirement Plans

The results of the management enterprise risk management process are presented to the full Board on an annual basis. To ensure successful implementation of the risk oversight process,

the Governance Committee reviews the Charters and Corporate Governance Guidelines to ensure that the documents reflect the risk monitoring allocation approved by the Board.

Audit Committee Report

The Board’s Audit Committee comprises five directors, each of whom is independent as defined under the listing standards of the New York Stock Exchange and satisfies the additional independence criteria applicable to Audit Committee members. The Board has determined that each member of the Committee is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The Audit Committee’s activities and scope of its responsibilities are set forth in a written charter adopted by the Board, and is posted on the Company’s website at www.sjindustries.com under the heading “Investors”.

In accordance with its Charter adopted by the Board of Directors, the Audit Committee, among other things, assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company’s accounting, auditing and financial reporting practices. Management is responsible for preparing the Company’s financial statements and for assessing the effectiveness of the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for examining those financial statements and management’s assessment of the effectiveness of the Company’s internal

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Corporate Governance

control over financial reporting. The Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2016, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting with management and with Deloitte & Touche LLP, the Company’s independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in the Statement on Auditing Standards No. 61 (AICPA Professional Standards, Vol. 1. AU section 380), as amended, and “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. The Audit Committee also received written disclosures from Deloitte & Touche LLP regarding its independence from the Company that satisfy applicable PCAOB requirements for independent accountant communications with audit committees concerning auditor independence, and discussed with Deloitte & Touche LLP the independence of that firm.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements and management assessment of the effectiveness of the Company’s internal controls over financial reporting be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the Securities and Exchange Commission.

Audit Committee

Sheila Hartnett-Devlin, Chairman
Sarah M. Barpoulis
Joseph H. Petrowski
Joseph M. Rigby
Frank L. Sims

Fees Paid to the Independent Registered Public Accounting Firm

As part of its duties, the Audit Committee also considered whether the provision of services other than the audit services by the independent registered public accountants to the Company is compatible with maintaining the accountants’ independence. In accordance with its charter, the Audit Committee must pre-approve all services provided by Deloitte & Touche LLP. The Audit Committee discussed these services with the independent registered public accounting firm and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the U.S. Securities and Exchange Commission to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

The fees for all services provided by the independent registered public accounting firm to the Company during 2016 and 2015 are as follows:

FY 2016			FY 2015
Audit Fees (a)		$2,022,618	Audit Fees (a)		$2,385,000
Fees per Engagement Letter	1,850,000		Fees per Engagement Letter	1,865,000
FY 2015 Audit true up billed	—		FY 2014 Audit true up billed	50,000
Audit work related to 2016	172,618		Audit work related to 2015	470,000
non-routine events			non-routine events
Audit-Related Fees (b)		—	Audit-Related Fees (b)		9,000
SJESP Separate Report	—		SJESP Separate Report	5,000
Non-routine projects related to the	—		Non-routine projects related to	4,000
Benefit Plans			the Benefit Plans
Tax Fees (c)		219,289	Tax Fees (c)		424,526
Tax Compliance	150,525		Tax Compliance	139,620
Fees related to tangible	17,142		Fees related to tangible	107,142
property regulations phase II			property regulations phase II
Tax Advisory – IRC Section 263A	—		Tax Advisory – IRC Section 263A	52,770
(phase I & II)			(phase I & II)
Other tax advisory services	51,622		Other tax advisory services	124,995
All Other Fees			All Other Fees
Total		$2,241,907	Total		$2,818,526

(a)	Fees for audit services billed or expected to be billed relating to fiscal 2016 and 2015 include audits of the Company’s annual financial statements, evaluation and reporting on the effectiveness of the Company’s internal controls over financial reporting, reviews of the Company’s quarterly financial statements, comfort letters, consents and other services related to Securities and Exchange Commission matters.
(b)	Fees for audit-related services provided during fiscal 2016 and 2015 consisted of employee benefit plan audits, other, compliance audits, and registrar audits.
(c)	Fees for tax services provided during fiscal 2016 and 2015 consisted of tax compliance and compliance-related research. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and Federal, state and local income tax return assistance.

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Corporate Governance

Compensation of Directors

Since 2011, the Board has engaged Frederic W. Cook (Cook) as its consultant to review the Company’s Director Compensation Program (Program) to ensure that the Board attracts and retains highly qualified Directors. Each year, Cook evaluates total compensation and the structure of the Program.

For the 2015 study, reference points were the Director compensation for the following peer companies, consistent with the group used to assess the competitiveness of the Executive Compensation Program: Avista Corp., Black Hills Corp., Energen Corp., Laclede Group Inc., New Jersey Resources Corp., Northwestern Corp., Northwest Natural Gas Co., Piedmont Natural Gas Co., Questar Corp., Southwest Gas Corp., UIL Holdings Corp., Vectren Corp. and WGL Holdings Inc. In a study presented in November 2015, Cook found as follows:

•	On a “per Director” basis, the program approximated the median of peer group practice (-3%) and the National Association of corporate Director general industry practice. (-3%)

•	Cash and equity compensation were between the 25th percentile and the median.

•	Significant changes to Director compensation levels were not warranted; however, the Board could consider an increase to the restricted stock unit grant in anticipation of market movement.

•	The design of the Program was generally consistent with peer company policy.

•	The Program design strongly supports the long-term shareholder alignment objective through use of restricted stock units as the sole equity grant type and director stock ownership guidelines and the ownership guideline of five times the cash retainer of $60,000 was aligned with the peer group median.

•	The use of additional retainers recognizes responsibilities and the time commitment associated with serving as Non-Executive Chairman or chairing a committee.

•	The value of SJI’s Non-Executive Chairman and committee chairmen retainers are aligned with peer group median to 75th percentile practice.

Based on Cook’s findings and recommendations, in 2016 the Company paid non-employee Directors as follows:

I.	Compensation: Non – Employee Directors

	A.	Board Service

		1.	Cash -	Annual Retainer for Board Service	$60,000
				Annual Retainer for Committee Meetings	15,000
				Annual Retainer (payable monthly):	$75,000

		2.		Restricted Stock – SJI shares with a total value of $85,000 awarded annually in January. The value of the shares is based on the daily average share price for the period July 1 through December 31 of the prior year.

		3.		Independent Subsidiary Chairman Retainer – Annual Retainer (payable monthly):	$8,000

		4.		Non-Executive Chairman	$80,000
				(Payable 50% shares; 50% cash retainer, payable monthly)

	B.	Committee Service

		1.		Annual Committee Chairman Retainers (payable monthly):

				Audit	$15,000
				Compensation	$10,000
				Governance	$7,500
				Corp. Resp.	$5,000

		2.		Meeting Fee: $1,500 for each Committee meeting in excess of four meetings per year.

		3.		Ad Hoc Committees: In the event a Committee is formed for a special project, the Committee members will be paid$1,500 per meeting and the Chairman will be paid a retainer in an amount approved by the Board of Directors

II.	Other Benefits & Items

	A.	$50,000 Group Life Insurance*
	B.	$250,000 24 Hr. Accident Protection Insurance (applies to travel to or from, or conducting business for SJI)
	C.	Restricted Stock Deferral Plan
	D.	D&O Insurance -		$35 Million w/$10 Million Entity Sublimit
				No Deductible for D&O
				$200,000 Deductible for Corporation

	E.	Travel Expenses Reimbursed Upon Request

III.	Share Ownership Requirements

	Non-employee members of the Board of Directors are required, within six years of becoming a director of the Company or any of its principal subsidiaries, to own shares of Company Common Stock with a market value equal to a minimum of five times the current value of a Director’s annual retainer for Board Service. Shares owned outright will be combined with restricted shares awarded as part of the annual stock retainer for the purpose of meeting these requirements. All Directors have six years to satisfy the share ownership requirement after an increase in share ownership in the share ownership guidelines.

*	These insurance benefits were eliminated for Directors that joined the Board after April 2011.

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Corporate Governance

In March of 2012, the Governance Committee nominated an Independent Director to serve as Chairman of the South Jersey Energy Solutions, LLC (SJES) Executive Committee. Based on the recommendation of Cook, the Board determined that an additional retainer would be paid for independent directors who serve as Chairman of the Board of SJI and its subsidiaries. Commencing May 2012, an $8,000 annual retainer was paid to the Chairman of the SJES Executive Committee.

Independent Director Compensation for Fiscal Year 2016

					Change in
					Pension Value
	Fees			Non-Equity	And Nonqualified
	Earned	Stock	Option	Incentive Plan	Deferred	All Other
	or Paid in	Awards ($)	Awards	Compensation	Compensation	Compensation	Total
Name	Cash ($)	(1)	($)	($)	Earnings ($)	($) (2)	($)
Sarah M. Barpoulis	82,500	81,661	—	—	—	—	164,161
Thomas A. Bracken	82,500	81,661	—	—	—	270	164,431
Keith S. Campbell	88,000	81,661	—	—	—	270	169,931
Victor A. Fortkiewicz	80,000	81,661	—	—	—	270	161,931
Sheila Hartnett-Devlin	100,500	81,661	—	—	—	270	182,431
Walter M. Higgins III	115,000	120,093	—	—	—	270	235,363
Sunita Holzer	78,000	81,661	—	—	—	—	159,661
Joseph H. Petrowski	92,000	81,661	—	—	—	270	173,931
Joseph M. Rigby	54,500	67,158	—	—	—	—	121,658
Frank L. Sims	82,500	81,661	—	—	—	—	164,161

(1)	Per the 2016 Director Compensation Program, the independent directors were granted 3,472 restricted stock units valued at $84,952 using the daily closing prices for the last two quarters of 2015. The above chart reflects the aggregate grant date fair value of restricted common stock awards granted in the respective fiscal year, calculated in accordance with FASB Accounting Standards Codification Topic 718, Compensation - Stock Compensation, which requires that the grant be measured at the grant date fair value.

(2)	Represents group life insurance payments and accidental death and dismemberment.

Certain Relationships

Mr. Campbell is Chairman of Mannington Mills, Inc., which purchases natural gas from Company subsidiaries. Commencing January 2004, as a result of winning a competitive bid, another Company subsidiary operates a cogeneration facility that provides electricity to Mannington Mills, Inc.

Review and Approval Policies and Procedures for Related Party Transactions

Pursuant to a written policy adopted by the Company’s Governance Committee, the Company’s executive officers and directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with the Company without the Governance Committee’s or other independent Board committee’s prior consent, in cases in which it is inappropriate for the Governance Committee to review the transaction due to a conflict of interest. In approving or rejecting the proposed transaction, the Governance Committee shall consider the facts and circumstances available and deemed relevant to the Committee. The Governance Committee shall approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, the Company’s best interests, as the Governance Committee determines in the good faith exercise of its discretion.

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EXECUTIVE OFFICERS

Compensation Committee Report

We have reviewed the following Compensation Discussion and Analysis with management. Based on our review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement, Form 10-K and Annual Report for the year ended December 31, 2016.
COMPENSATION COMMITTEE

Keith S. Campbell, Chairman
Sheila Hartnett-Devlin
Sunita Holzer
Joseph H. Petrowski

Compensation Discussion & Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) explains the executive compensation program for the following individuals, who are referred to as the “Named Executive Officers” (“NEOs”):

•	Michael J. Renna – President and Chief Executive Officer

•	Stephen H. Clark – Senior Vice President and Chief Financial Officer

•	Jeffrey E. DuBois – Executive Vice President SJI and President SJG

•	Gina Merritt-Epps – Senior Vice President, General Counsel and Corporate Secretary

•	Kathleen A. McEndy – Senior Vice President and Chief Administrative Officer

Executive Summary

Fiscal 2016 Business Highlights

Key business highlights for 2016 are as follows:

Successful execution. Capitalizing on favorable market conditions, SJI executed a highly successful secondary equity offering in May 2016 that generated net proceeds of $203 million. The offering, which was 5 times oversubscribed, also generated significant post-offering demand as our stock price went up 7.3% the day after the transaction closed. The funds are intended to support capital investments concentrated within our regulated businesses.

Commitment to Progress. Accomplishments in 2016 evidenced progress in support of our five-year corporate strategic objective to achieve $150 million of Economic Earnings in 2020. Economic Earnings of $102.8 million reflect a nearly 4% improvement over the prior year, as we work toward an earnings composition that relies upon our regulated businesses to provide approximately 70% of earnings.

2016 Performance.

•	SJI Economics Earnings totaled $102.8 million in 2016, compared with $99.0 million in 2015.

•	Economic Earnings Per Share totaled $1.34 in 2016 compared with $1.44 in the prior year, reflecting the impact of shares issued through our equity offering.

•	2016 Return on Equity was 8.8% compared to 10% in 2015.

•	Total Shareholder Return for the one-year period ended December 31, 2016 was 48.3% and annualized Total Shareholder Return for the three-year period ended December 31, 2016 was 10.3%.

•	South Jersey Gas grew earnings by 4% as we continued to invest heavily in infrastructure improvements adding resiliency to our natural gas transmission and distribution systems through our Storm Hardening and Reliability Program and our Accelerated Infrastructure Replacement Program. The benefits from these investments as well as from customer growth helped drive utility earnings of $69.0 million as compared with $66.6 million the prior year.

•	Our commodity marketing and fuel management business, South Jersey Energy Group, contributed $17.7 million in 2016, a 5.2% increase from the prior year. Consistent with our strategic plan, the ability to optimize new capacity and the commencement of new fuel management contracts drove performance, with the expiration of legacy producer contracts complementing full year results.

•	The contribution from South Jersey Energy Services, our energy production business, was $16.5 million, up from $14.7 million in 2015. This variance was primarily driven by increased production from existing and newly added solar assets, combined with favorable SREC pricing in our largest market, New Jersey. Results were further bolstered by the recovery of costs related to the energy plant we previously owned that serviced a shuttered casino in Atlantic City. All of these factors help to offset a planned reduction in 2016 of more than $29.0 million in the contribution to earnings from investment tax credits associated with solar project development.

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Executive Officers

Fiscal 2016 Compensation Highlights and Key Decisions

Overall, our NEOs are compensated well below the median of our peers, and in fact, their compensation is closer to the 25th percentile of our peer group. The executive compensation program remained generally unchanged for fiscal 2016, given that a number of changes were adopted in fiscal 2015 following a comprehensive review of the program by our independent compensation consultant. Several minor changes were adopted effective for fiscal 2016 to further align the executive compensation program with our business objectives, which are highlighted below and described in further detail in later sections of the CD&A.

The compensation program for the NEOs during fiscal 2016 consisted of the following pay elements:

Base Salary	+	Annual Incentive Plan (“AIP”)	+	Performance-Based Restricted Stock (“PBRS”)	+	Time-Based Restricted Stock with a Performance Hurdle (“TBRS”)

2016 Changes to the AIP

The structure of the AIP was generally the same as in fiscal 2015, based on a mix of financial performance and balanced scorecard objectives. However, the financial performance measure was changed from economic earnings to core earnings in order to align with the Company’s short-term business objectives for Fiscal 2016.

2016 Changes to the Long-Term Incentive (“LTI”) Program

The Committee determined to continue granting 100% performance-based LTI comprised of two vehicles: Performance-Based Restricted Stock (“PBRS”), representing 70% of an NEO’s total LTI grant value and Time-Based Restricted Stock with a Performance Condition (“TBRS”), representing 30% of an NEO’s total LTI grant value. Performance measurement for awards granted in fiscal 2016 is as follows:

•	PBRS: For the three-year performance cycle commencing January 1, 2016, PBRS performance is measured based on three-year total shareholder return (“TSR”) vs. peers (50% weighting) and three-year economic earnings growth (50% weighting). This represents a change from the performance measures used for the PBRS grant made in 2015, which was based on TSR vs. peers (40% weighting), economic earnings per share (“EPS”) growth (30% weighting), and return on equity (“ROE”) (30% weighting), each over a three- year period. The Committee determined that such a change in the performance measures and weightings for fiscal 2016 aligned with the Company’s long-range plan, which focuses on economic earnings growth, while continuing to support our value creation objectives.

•	TBRS: TBRS awards vest in three equal installments on each anniversary of the date of grant, provided that the Company achieves at least 7% ROE in 2016. This performance condition is intended to satisfy the condition for tax deductibility under section 162(m) of the Code.

NEO Target Total Compensation

Through the comprehensive review of the executive compensation program noted above, we determined that NEO total compensation was well below market median and generally around the 25th percentile of the peers. Factoring in the market positioning as one input, in addition to consideration of other relevant factors such as an individual’s performance and potential, the breadth, scope and complexity of the role, internal equity and attraction and retention objectives, the Committee approved compensation increases for Mr. Renna and all other NEOs, as further described below. For further details on NEO target compensation in 2016, refer to the section in this CD&A entitled “Detailed Discussion and Analysis.”

CEO

•	Effective January 1, 2016, Mr. Renna, in his role as President and Chief Executive Officer, received an increase in his base salary from $550,000 to $605,000, target AIP increase as a percentage of salary from 75% to 85% and annual LTI increase as a percentage of salary from 150% to 170%. Mr. Renna’s compensation was below the 25th percentile of the peers, and these changes were intended to bring his total compensation closer to median and recognize him for his performance in his role as President and Chief Executive Officer.

All Other NEOs

•	The Committee approved compensation increases for all other NEOs in the way of salary adjustments ranging from 3.6% to 10% as well as increases in target AIP opportunities for Mr. DuBois and Ms. Merritt-Epps and LTI opportunities for Mr. Clark, Ms. Merritt-Epps, and Ms. McEndy. NEO compensation was generally below the 25th percentile of the peers, and these changes were generally intended to bring each NEO’s target total compensation closer to median and recognize each NEO’s individual performance in his or her role.

Total Compensation Mix

While there is not a specific formula for the mix of pay elements, there is greater weighting on performance-based compensation elements over fixed pay for all of the NEOs.

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Executive Officers

Pay for Performance

Actual compensation received in Fiscal 2016 reflects the Company’s performance:

•	The AIP for Fiscal 2016 paid out 115% due to achieving above target performance.

•	PBRS awards for the performance period ended fiscal 2016 paid out 30%.
•	The Company achieved 8.8% in ROE in Fiscal 2016, which satisfied the performance condition of 7% ROE for 2016 TBRS grants. This performance condition is intended to satisfy the conditions for deductibility under Section 162(m) of the Code. Grants are subject to continued time-based vesting.

Compensation Practices

The Company and the Compensation Committee regularly monitor best practices and emerging trends in executive compensation and determine what enhancements should be made to strengthen the compensation program. Below is a list of the compensation practices that are (or, where noteworthy, are not) incorporated into the current executive compensation program, which are aligned with stockholders’ interests.

Things We Do		Things We Don’t Do
✓	100% of LTI awards are performance-based	✗	Excise tax gross ups
✓	Multiple financial and stock-based metrics in incentive plans	✗	Repricing or exchange of equity awards without shareholder approval
✓	Use of absolute and relative performance measurement in incentive plans	✗	Employment agreements
✓	Caps on incentive awards	✗	Permit hedging or pledging of Company stock
✓	Stock ownership guidelines and holding requirements for all NEOs
✓	Change-in-control “double-trigger” for equity award vesting and severance benefits
✓	Clawback provisions on incentive awards
✓	Limited number of perquisites
✓	Independent compensation consultant

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Shareholder Say-on-Pay Vote and Company Response

At the Company’s Annual Meeting of Shareholders held in April 2016, shareholders were presented with a vote to approve, on an advisory basis, the compensation paid to the NEOs as disclosed in the “Compensation Discussion and Analysis” section of the proxy statement relating to that meeting (referred to as a “say-on-pay” proposal). Ninety-five percent of the votes cast on the say-on-pay proposal voted in favor of the proposal, indicating their strong support of the executive compensation program. Consistent with the Company’s commitment to stockholders’ interests and SJI’s pay-for-performance approach, the Compensation Committee continued to examine the compensation program and make changes where warranted.

Detailed Discussion & Analysis

Executive Compensation Principles

The Company’s executive compensation program applies to all Company Officers, including NEOs and is designed to aid in achieving the Company’s strategic plan while increasing shareholder value. Executive compensation program decisions were made based on the following principles:

•	Directly and measurably link the executive compensation program to business and individual performance with a substantial portion of the compensation designed to create incentives for superior performance and meaningful consequences for below-target performance;
•	Set total compensation to be competitive with peer companies to attract, retain and motivate high performing business leaders;

•	Align the interests of NEOs with shareholders so that compensation levels are commensurate with relative shareholder returns and financial performance;
•	Balance short-term and long-term financial and strategic objectives and reward NEOs for the businesses for which they are responsible and for overall Company performance, as appropriate;
•	Use independent compensation consultants who report directly to the Committee; and
•	Use the peer group 50th percentile as a reference point when assessing compensation levels.

2016 Compensation Components

The Company’s executive compensation structure consists of base salary, AIP and LTI. AIP and LTI are directly linked to achieving predefined short-term and long-term performance goals.

Descriptions of each component of the compensation program for the NEOs are set forth below:

Pay Element	Description	Rationale
Salary	Fixed cash opportunity.	Provides compensation for role, level of responsibility and experience.
AIP	Annual cash compensation with variable payout depending on performance against pre-determined goals for the fiscal year.	Drives and incents annual performance across key financial and individual performance measures.
Long-Term Incentives (“LTI”)	LTI is granted 70% in performance-based restricted stock (“PBRS”), based on Total Shareholder Return (“TSR”) vs. peers and economic earnings growth, and 30% in time- based restricted stock (“TBRS”) with a ROE performance condition.	100% performance-based vehicles ensures payout only occurs if threshold level of performance is achieved. Drives long-term financial performance, shareholder value and executive retention.
Benefits and Perquisites	Health and welfare benefits provided consistent with those generally provided to all employees. In addition, NEOs are also eligible for certain additional retirement and insurance- related benefits and limited perquisites(i.e., company automobile and executive physicals). See Other Benefits and Perquisites section for more detail.	Supports attraction and retention objectives and helps ensure the overall competitiveness of the compensation program vs. the market.

Specific 2016 pay decisions for each pay element were as follows:

Base Salary

The Compensation Committee determines base salaries for the NEOs each year taking into account multiple factors such as the individual’s performance and potential, breadth, scope and complexity of the role, internal equity, as well as market positioning. The Committee also considers the analyses provided by our independent compensation consultants who reaffirmed that for FYE 2015, our position relative to peers was well below the median and approximates the 25th percentile of the peer group. We made changes to bring compensation closer to median effective January 1, 2016. In addition, in the case of NEOs other than the CEO, the Committee takes into consideration the recommendations of the CEO.

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Executive Officers

At the beginning of 2016, the Compensation Committee approved a salary increase for Mr. Renna of 10% and salary increases for each of the other NEOs ranging from 3.6% to 10% effective on January 1, 2016. These salary increases were determined considering the NEOs’ pay positioning generally around the 25th percentile of the peers, internal equity, succession planning and retention objectives, as well as expansion in an individual’s role and responsibilities.

	Annual	Annual
	Base Salary	Base Salary Effective
Named Executive Officer	at FYE 2015 $Value	1/1/2016 $Value
Michael J. Renna	550,000	605,000
Stephen H. Clark	350,000	385,000
Jeffrey E. DuBois	390,000	404,000
Gina Merritt-Epps	335,000	347,000
Kathleen A. McEndy	300,000	330,000

Annual Incentive Plan

Each NEO had a pre-established AIP opportunity for 2016. Actual AIP awards can range from 0 to 150 percent of each NEO’s target AIP opportunity based on the achievement of the performance metrics discussed below. The 2016 target AIP award opportunity for each Named Executive is set forth below:

Target AIP Awards for the NEOs

	2015 Target AIP Awards		2016 Target AIP Awards
Named Executive Officer	% of Salary	$ Value	% of Salary	$ Value
Michael J. Renna	75%	412,500	85%	514,250
Stephen H. Clark	60%	210,000	60%	231,000
Jeffrey E. DuBois	60%	234,000	70%	282,800
Gina Merritt-Epps	50%	167,500	60%	208,200
Kathleen A. McEndy	60%	180,000	60%	198,000

The AIP drives and rewards short-term performance. The performance metrics used for the NEOs for 2016 were based on various metrics, including SJI core earnings, South Jersey Gas (“SJG”) core earnings, and individual balanced scorecard objectives. Performance and resulting payouts for each metric were assessed independently. Specific metrics and weightings vary by individual based on role and responsibility as set forth below:

	Core Earnings
		South Jersey Gas	Balanced
Named Executive Officer	SJI	(“SJG”)	Scorecard
Michael J. Renna	75%		25%
Stephen H. Clark	25%	25%	50%
Jeffrey E. DuBois	25%	25%	50%
Gina Merritt-Epps	50%		50%
Kathleen A. McEndy	50%		50%

Pay/Performance Scales and Actual Results

The annual incentive goals and payout scales are set at the beginning of the fiscal year, based on expected levels of performance for that coming year. No payment is made to our named executive officers for the core earnings component of the annual incentive plan unless threshold performance is met. Our core earnings are defined as our economic earnings less investment tax credits and adjusted for non-operational events. Threshold core earnings performance level for 2016 is set at least equal to our actual core earnings in 2015. Therefore core earnings performance at or above prior year actual performance is required for any payout for our core earnings component. Specific performance and the payout is interpolated between the levels set forth below.

For SJI core earnings, the goals and payout scales, and actual results for 2016 were as follows:

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	SJI Core Earnings Pay/Performance Scale
	SJI Core Earnings $
Performance Level	Value ($M)	Payout as a % of Target
Maximum	> 95.1	150%
Target	87.8	100%
Threshold	80.6	50%
Below Threshold	<80.6	0%
Actual Performance	90.0	115%

SJI core earnings of $90 million represents 12% growth over prior year.

For SJG core earnings, the goals and payout scales, and actual results for 2016 were as follows:

	SJG Core Earnings Pay/Performance Scale
	SJG Core Earnings $
Performance Level	Value ($M)	Payout as a % of Target
Maximum	> 73.3	150%
Target	70.3	100%
Threshold	67.3	50%
Below Threshold	<67.3	0%
Actual Performance	69.0	78%

SJG core earnings of $69 million represents 4% growth over prior year.

Resulting payouts for each NEO, based on each individual’s respective weighting on financial metrics, are as follows:

	SJI Core Earnings
			Weighted
	Payout	Weighting	Payout as a % of
Named Executive Officer	as a % of Target	%	Target
Michael J. Renna	115%	75%	86.25%
Gina Merritt-Epps	115%	50%	57.5%
Kathleen A. McEndy	115%	50%	57.5%

	SJI Core Earnings			SJG Core Earnings
			Weighted				Total
	Payout as		Payout			Weighted	Weighted
Named Executive	a % of	Weighting	as a	Payout as a	Weighting	Payout as	Payout as a %
Officer	Target	%	% of Target	% of Target	%	a % of Target	of Target
Stephen H. Clark	115%	25%	28.75%	78%	25%	19.5%	48.25%
Jeffrey E. DuBois	115%	25%	28.75%	78%	25%	19.5%	48.25%

2016 Balanced Scorecard Summary Objectives

In addition to the financial performance components used to determine the AIP awards described above, awards to NEOs are based on individual balanced scorecard performance. An individual balanced scorecard (“BSC”) is a strategic performance management tool that has four quadrants that may be used to measure financial and non-financial goals. The BSC measures may include financial, customer, process and learning and growth.

The CEO’s performance highlights for the year included: continuing to execute the long term strategy, fostering a customer focused culture committed to growth and innovation, executive team development and continuing to build strong relations with the Board and stakeholders.

Fiscal 2016 performance highlights for the other NEOs:
Jeffrey E. DuBois
•	Provided leadership to strategic projects and programs including regulatory and infrastructure initiatives
•	Continued progress in promoting a culture of exceptional service and driving customer growth
•	Reinforced a culture of safety through training and communication and ensured program compliance
•	Implemented comprehensive succession plan and related development plans

Stephen H. Clark

•	Continued development of capital structure, including a successful equity offering

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Executive Officers

•	Continued progress implementing major systems improvements and cyber security initiatives
•	Enhanced departmental processes to include business continuity and risk assessment
•	Developed staff with an emphasis on succession planning

Gina M. Merritt-Epps

•	Managed legal exposure and expenses
•	Provided effective legal advice to the Board, CEO and senior team on legal and regulatory matters and monitored environmental remediation and exposure
•	Improved corporate legal and corporate secretary processes
•	Continued to enhance legal and business knowledge

Kathleen A. McEndy

•	Developed and implemented processes to ensure a ready pool of talent to execute strategy
•	Continued progress aligning organization and talent with key objectives and providing leadership development
•	Implemented human capital information system to support key processes and improve efficiencies
•	Provided leadership to stakeholder relations area and developed comprehensive communications strategy

BSC objectives are predefined at or close to the beginning of the calendar year in which they are to be performed. The objectives are tied to business plans for the applicable year. The Compensation Committee approves the objectives for the CEO at the beginning of the year and assesses his performance at the close of the calendar year based on a review of his performance in comparison to his specific goals. The BSC for the other Named Executive Officers is determined based on the CEO’s review of each entity’s business initiatives and individual performance assessments that are then ratified by the Compensation Committee. The Compensation Committee approves the BSC payment of the AIP for each Named Executive Officer.

Payment for achieving balanced scorecard objectives range from 0% at below threshold, 50% at threshold, 100% at target to 150% at maximum. Payment for achieving results between these levels is interpolated.

The level of performance achieved for each BSC objective is dependent upon the terms of the objective itself, relative to each NEO’s performance. Based on the performance level achieved, the NEOs received the following BSC ratings for 2016 individual performance and weighted payouts:

	Actual BSC
	Performance	Payout as	Weighting	Weighted Payout
Named Executive Officer	Rating	a % of Target	%	as a % of Target
Michael J. Renna	3.75	125%	25%	31.25%
Stephen H. Clark	3.80	125%	50%	62.5%
Jeffrey E. DuBois	3.80	125%	50%	62.5%
Gina Merritt-Epps	3.75	125%	50%	62.5%
Kathleen A. McEndy	3.80	125%	50%	62.5%

The 2016 AIP target opportunity for each NEO and actual payout is set forth below:

			BSC
		SJI Core Earnings	Objectives	Total Payout	Total AIP Award
	Target AIP	Weighted %	Weighted %	as a % of	Received for 2016
Named Executive Officer	Opportunity ($)	Payout	Payout	Target	Performance ($)
Michael J. Renna	514,250	86.25%	31.25%	117.5%	604,244
Gina Merritt-Epps	208,200	57.5%	62.5%	120%	249,840
Kathleen A. McEndy	198,000	57.5%	62.5%	120%	237,600

		SJI	SJG			Total AIP
		Core	Core	BSC	Total	Award
	Target AIP	Earnings	Earnings	Objectives	Payout	Received for
	Opportunity	Weighted %	Weighted %	Weighted %	as a % of	2016
Named Executive Officer	($)	Payout	Payout	Payout	Target	Performance ($)
Stephen H. Clark	231,000	28.75%	19.5%	62.5%	110.75%	255,833
Jeffrey E. DuBois	282,800	28.75%	19.5%	62.5%	110.75%	313,201

Long-Term Incentives

Awards Granted in 2016

For 2016, the LTI component of the executive compensation program for NEOs consists of 70% performance-based restricted stock (“PBRS”) grants and 30% time-based restricted stock (“TBRS”) with a performance condition.

2016 PBRS Award

PBRS awards are earned based on the following performance measures:

•	50% based on the Company’s three-year total shareholder return (“TSR”) vs. peer group performance
•	50% based on three-year compound annual economic earnings growth

TSR directly ties to shareholder return and economic earnings growth is a financial measure that links awards to longer-term operating performance and financial goals.

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The relative TSR goals are set at levels consistent with market practice for similar relative TSR based long-term performance awards and reflect rigorous performance hurdles, given that our TSR Performance has been below our peer group for the last three performance cycles.

The economic earnings goals are set at levels that require long-term growth for any payouts to be received for these components.

The PBRS goals and payout scales are set at the beginning of the three-year performance period. The Committee has developed a schedule to determine the actual amount of the LTI awards earned, evaluated for each measure separately, as shown below. Specific performance and the resulting payout will be interpolated between the levels indicated below. PBRS can be earned from 50% of target shares granted if threshold performance is met and up to 200% of target shares granted if maximum performance is met. No shares are earned for performance below threshold performance level.

Provided below are the pay-and-performance scales for the 2016 PBRS awards:

	TSR vs. SJI Peers
	SJI’s 3-Year TSR
	Percentile	Payout as
	Positioning vs.	a%
Performance Level	Peers	of Target
Maximum	>99th	200%
Stretch	80th	150%
Target	50th	100%
Threshold	35th	50%
Below Threshold	<35th	0%

	Compound Annual Economic Earnings Growth
	SJI’s 3-Year
	Compound Annual
	Economic Earnings	Payout as a%
Performance Level	Growth	of Target
Maximum	>15%	200%
Target	9%	100%
Threshold	3%	50%
Below Threshold	<3%	0%

2016 TBRS Award

TBRS grants made in 2016 vest in three equal installments in March 2017, January 2018 and January 2019, subject to achieving the performance condition of 7% ROE in 2016. This performance condition is intended to satisfy the conditions for deductibility under section 162(m) of the Code. Actual ROE for 2016 was 8.8%, exceeding the ROE performance condition. The 2016 TBRS grants are subject to continued time-based vesting.

Fiscal 2016 LTI Award Opportunities

The Compensation Committee considered the data provided by the independent compensation consultants, which reaffirmed the Compensation Committee’s understanding that, for 2015, total compensation for the NEOs was well below market median and generally around the 25th percentile. In particular, the LTI target opportunities were below market for 2015. Given the relatively low market pay position and considering pay for performance alignment, the Committee approved LTI target opportunity increases for 2016 for Messrs. Renna and Clark, Ms. Merritt-Epps, and Ms. McEndy as set forth below.

	2015 Target LTI		2016 Target LTI
Named Executive Officer	% of Salary	$ Value	% of Salary	$ Value
Michael J. Renna	150%	825,000	170%	1,028,500
Stephen H. Clark	70%	245,000	85%	327,250
Jeffrey E. DuBois	100%	390,000	100%	404,000
Gina Merritt-Epps	70%	234,500	85%	294,950
Kathleen A. McEndy	70%	210,000	85%	280,500

Details with respect to the number of shares, stock prices on the date of grant and grant date values for the NEOs’ 2016 LTI grants are provided in the “Grants of Plan-Based Awards and Outstanding Equity Awards” tables.

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Executive Officers

Fiscal 2014 LTI Grant Payout

The LTI goals and payout scales are set prior to the beginning of the upcoming three-year performance cycle. Specifically, for the LTI performance cycle ended in fiscal 2016, goals were set prior to the beginning of fiscal 2014 and were based 50% on three-year TSR and 50% on three-year EPS performance, both relative to peers. The relative LTI goals were set at appropriate levels that fully supported the pay-for-performance philosophy. In addition, the relative goals are designed to be consistent with typical market practices among companies also setting LTI goals relative to peers.

	Relative TSR and EPS vs. SJI Peers
	SJI’s Percentile Positioning	Payout as a %
Performance Level	vs. Peers	of Target
Maximum	>80th	150%
Target	50th	100%
Threshold	35th	50%
Below Threshold	<35th	0%
Actual Performance – Relative TSR	18th	0%
Actual Performance – Relative EPS	38th	60%

For the three-year performance cycle ended December 31, 2016 (Fiscal 2014 LTI grant cycle), the Company’s total shareholder return and earnings per share in comparison with the peer group are at the 18th percentile and 38th percentile, respectively.

Benefits and Perquisites

Each of the NEOs is eligible for other employee benefit plans generally available to all employees (e.g., qualified pension plan, deferred compensation plan, major medical and health insurance, disability insurance, 401(k) Plan) on the same terms as all other employees. In addition to those benefits, NEOs are eligible for the following benefits:

Non-Qualified Supplemental Retirement Plan (the “SERP”)

•	Employees who became officers prior to 2016 are also covered by a supplemental retirement plan (the “SERP”) upon attaining age 50. Compensation under the SERP is considered as base salary plus annual incentives. Mr. Renna and Ms. Merritt-Epps are currently not eligible for the SERP because they have not met the age requirement. See Pension Benefits Table section for further detail. In 2016, the plan was closed to new participants.

Non-Qualified Performance-Based Defined Contribution Plan (the “PBDCP”)

•	Beginning in 2016, newly appointed Officers may participate in the PBDCP. Each year, Officers/NEOs in the PBDCP may receive an “Employer Credit” which is a company contribution that is a percentage of annual cash compensation ranging from 8%-12% of compensation based on the age of the NEO. The annual Employer Credit is subject to the Company achieving a pre-set annual performance metric hurdle. PBDCP account balances are not vested until age 50. Plan participants that terminate prior to age 50, forfeit their entire account balance.

Supplemental Saving Plan Contributions

•	The Internal Revenue Code limits the contributions that may be made by, or on behalf of, an individual under defined contribution plans such as the Company’s 401(k) Plan. NEOs are reimbursed the amount of Company contributions that may not be made because of this limitation. Amounts paid pursuant to this policy are included in the Summary Compensation Table.

Disability Insurance

•	NEOs are eligible for short-term disability benefits equal to 100% of the NEOs base salary for a certain period of time depending on years of service. Long-term disability (LTD)
begins upon the expiration of temporary disability benefits and is generally paid at a rate of 60% of the NEO’s base salary.

Group Life Insurance

•	NEOs are provided with both group life insurance and 24- Hour Accident Protection coverage. The insurance premiums for these benefits are paid by the Company and the NEO is responsible for resultant federal, state or local income taxes. Amounts paid pursuant to this policy are included in the Summary Compensation Table.

Supplemental Survivor’s Benefit

•	Upon the death of any NEO while employed by the Company, his/her surviving beneficiary shall receive a lump sum payment of $1,000 to be paid as soon as practical following the NEOs’ death. The surviving beneficiary will receive a lump sum death benefit based upon years of service with the Company in the amounts of six months base salary for 10-15 service years; nine months base salary for 15-25 service years; and 12 months base salary for 25+ service years. Such payment is offset by proceeds from the NEOs’ retirement plans in the year of death.

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Other Benefits and Perquisites

•	NEOs are provided an automobile to be used for business and at the NEO’s discretion, for commuting and other non-business purposes. Each NEO is responsible for any federal and/or state income taxes that result from non-business usage.

•	The Company provides NEOs with an annual physical examination at the Company’s expense.

Approach for Developing the Executive Compensation Program

Role of the Compensation Committee

SJI’s executive compensation program is administered by the Committee. The Committee members meet the New York Stock Exchange’s independence standards. In determining the independence of members of the Compensation Committee, the Board considers all factors specifically relevant to determining whether the director has a relationship to the Company that is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including: (i) the source of the director’s compensation, including any consulting, advisory or other compensation fees; and (ii) any affiliate relationships between the director and the Company or any of its subsidiaries. In accordance with its charter, the Committee sets the principles and strategies that guide the design of the employee compensation and benefit programs for the NEOs.

The Committee annually evaluates the CEO’s performance. Taking these performance evaluations into consideration, along with recommendations from the compensation consultant (discussed below), the Committee then establishes and approves compensation levels for the CEO, including annual base salary and AIP and long-term stock incentive awards. The Committee also reviews recommendations from the CEO regarding the CEO’s evaluation of, and pay recommendations for, the other NEOs. The Committee evaluates and approves the recommendations, as appropriate. All performance goals for the NEOs’ AIP awards are established at the beginning of each year for use in the performance evaluation process. The Committee reviews direct compensation (base salary, AIP and long-term incentives) annually. The Committee meets regularly in executive sessions without members of management present to evaluate the executive compensation program and reports regularly to the Board of Directors on its actions and recommendations.

The Committee reviews indirect compensation (non-qualified retirement plan and other benefits and change in control agreements) on a 3-year cycle, or more frequently, if warranted, based on market conditions and the recommendation of the independent compensation and benefits consultant.

Role of Independent Consultants

To assist the Committee in its evaluation of the executive compensation program for 2016, the Committee retained an independent compensation consultant, ClearBridge Compensation Group, LLC (“ClearBridge”). ClearBridge’s role as independent advisor to the Committee includes:

•	Providing research, analyses and design expertise in developing compensation programs for executives and incentive programs for eligible employees

•	Reviewing management recommendations to ensure alignment with business and compensation objectives

•	Keeping the Committee apprised of regulatory developments and market trends related to executive compensation practices

•	Attending Committee meetings to provide information and recommendations regarding the executive compensation program. Be available to participate in executive sessions and communicate with the Committee between meetings, as appropriate

During 2016, in connection with its triennial review of indirect compensation, the Committee also retained an independent benefits consultant, Pinnacle Financial Group (“Pinnacle”). Pinnacle examined all components of the executive benefits program and provided an analysis of how the benefits compare with peers and the broad market.

The Committee reviewed its engagement with ClearBridge and Pinnacle and believes there are no conflicts of interest between these firms and the Committee. In reaching this conclusion, the Committee considered the factors regarding compensation advisor independence set forth in the SEC rule effective July 27, 2012 and the NYSE proposed listing standards released on September 25, 2012 that were adopted by the SEC on January 11, 2013.

Role of the Compensation Peer Group

Along with reviewing the executive compensation program, the Committee reviews and determines the appropriate peer group companies for benchmarking purposes. Consistent with the goal of providing competitive compensation, the executive compensation programs are compared to those programs in place at identified peer companies. For 2016, the Committee, in consultation with its independent consultant, ClearBridge, selected a peer group that was comprised of 12 similarly sized gas and multi-utility companies with comparable revenue and market capitalization. The peer group consists of the following companies:

Avista Corp.	Black Hills Corporation	New Jersey Resources Corp.
Northwest Natural Gas Co.	NorthWestern Corp.	Piedmont Natural Gas Co.
Questar Corporation	Southwest Gas Corporation	Spire, Inc.(1)
UIL Holdings	Vectren Corp.	WGL Holdings, Inc.

(1)	Formerly named Laclede Group, Inc.

This peer group was consistent with the peer group used in 2015, with the following exception: NorthWestern Corp. was added given its size and business relevance. For fiscal 2017, the peer group was further revised to add ONE Gas, Inc. given its size and business relevance and remove UIL Holdings following its acquisition by Iberdrola USA.

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Executive Officers

The Company used the above peer group for purposes of benchmarking salary, AIP, LTI, and TDC. The Committee relied on the peer group for all formal benchmarking. The Committee believes that the peer group data and industry compensation studies give the Committee an independent and accurate view of the market “value” of each position on a comparative basis. While the Company does not target any particular percentile at which to align pay, the Committee uses the peer group 50th percentile as a reference point when assessing compensation levels. The purpose of referencing the 50th percentile is to inform the Company of the relevant competitive market when making pay decisions and enable the Company to attract and retain qualified executives while at the same time protecting shareholder interests. Although the 50th percentile is used as a reference point, actual levels of pay depend on a variety of factors such as experience and individual and Company performance. Based on this information from ClearBridge and the performance evaluations (See “Role of the Compensation Committee” for more detail), the Committee determines the salary, target AIP, LTI and TDC for each NEO.

Change in Control/Severance Agreements

SJI has not entered into separate employment agreements with any employee, including any of the NEOs. Instead, the Company has an Officer Severance Plan to provide certain benefits to Company Officers, including the NEOs, upon an involuntary termination without cause by the Company or resignation for good reason by the NEO, absent a change in control. The Company has also adopted separate Change in Control (“CIC”) agreements which provide the Company’s senior executive officers, including the NEOs, with certain severance benefits upon a qualifying termination following a change in control. On January 1, 2016, the Company entered into new CIC agreements with the senior executive officers, including the NEOs, following the expiration of the prior agreements. These new CIC agreements were amended to provide for a prorated annual cash incentive payment at target for the fiscal year in which a qualifying termination occurs. All other provisions from the prior agreements were maintained. Further details regarding the severance and change in control benefits are provided under the “Change in Control Agreements and Other Potential Post-Employment Payments” section.

Effective with the 2015 LTI grants, equity award agreements provide for “double trigger” vesting upon a change in control. Further, under the 2015 Omnibus Equity Compensation Plan, in the event of a termination by the Company without Cause, or if the employee terminates employment for Good Reason, in either case within 12 months following a change in control, outstanding awards will become fully vested as of the date of such termination. However, if the vesting of any such award is based on performance, the applicable Award Agreement specifies how the award will become vested. See “Change in Control Agreements and Other Potential Post-Employment Payments” section for further details.

Stock Ownership Guidelines and Holding Requirements

The Company has stock ownership guidelines in place for NEOs to reinforce alignment with shareholders. The stock ownership guidelines were increased effective in 2015.

Beginning in 2015, the CEO stock ownership guideline is 5 times the CEO’s annual base salary. All other NEOs are required to own shares of Company common stock with a market value equal to a minimum of 2 times their annual base salary (increased from 1.5 times in 2014). NEOs have six years to achieve their ownership guidelines. As of December 31, 2016, all NEOs are in compliance with the ownership guidelines.

Additionally, a stock holding period was introduced in 2015 that requires all of the NEOs to retain at least 50 percent of vested and/or earned shares, net of taxes, until their new stock ownership guideline has been met.

Clawback Policy

Effective January 2015, the Company adopted a clawback policy that applies to all annual incentive awards and long-term equity awards held by Officers in the event of a material negative financial restatement due to fraud, negligence, or intentional misconduct.

Anti-Hedging and Anti-Pledging Policies

Effective January 2015, the Company adopted anti-hedging and anti-pledging policies that prohibit the Officers from engaging in any hedging or monetization transactions with respect to the Company’s securities.

Other Compensation-Related Matters

Accounting for Share-Based Compensation

Share-based compensation including restricted stock, restricted stock units and performance share awards are accounted for in accordance with Financial Accounting Standards Board

Accounting Standards Codification Topic 718 (“ASC Topic 718”), Compensation – Stock Compensation.

Impact of Tax Treatment on Compensation

Section 162(m) of the Internal Revenue Code limits the deduction allowable for compensation paid to certain NEOs over $1 million. Qualified performance-based compensation is excluded from this limitation if certain requirements are met. While the Company generally attempts to preserve the federal income tax deductibility of compensation paid, to the extent consistent with its business goals, the Committee weighs the benefits of full deductibility with the other objectives of the executive compensation program and reserves the right to pay the Company’s employees, including NEOs, amounts which may or may not be deductible under Section 162(m) or other provisions of the Internal Revenue Code.

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Risk Assessment

The Committee reviews its compensation programs in order to help mitigate the effects of excessive risk-taking. Through a combination of incentive compensation that has a short and long-term focus, the Company tries to establish an appropriate balance between achieving short-term and long-term goals. In addition, the Committee utilizes multiple metrics to help ensure that there is not undue focus on any particular financial result to the detriment of other aspects of the business. Payout schedules related to the metrics are measured after the completion of the appropriate time horizon to help ensure a full assessment of the metric. Finally, in formulating and reviewing the executive compensation policies, the Committee considers whether the policy’s design encourages excessive risk-taking and attaches specific measurable objectives to the extent possible.

During 2016, the Company, consisting of a team from the Human Resources and Risk Management departments, conducted a comprehensive assessment of the compensation programs administered by the Company and each of its subsidiaries. These evaluations focused on potential risks inherent in the compensation programs. Having reviewed the extensive risk assessment conducted by the Company, the Committee determined that the compensation programs are not reasonably likely to have a material adverse effect upon the Company and do not encourage unnecessary or excessive risk.

Executive Compensation Tables

Summary Compensation Table

						Change in
						Pension Value
					Non-Equity	and
					Incentive Plan	Nonqualified
				Stock	Compensation	Compensation	All Other
Name and		Salary	Bonus	Awards	($)	Earnings ($)	Compensation ($)	Totals
Principal Position	Year	($)	($)	(1)	(2)	(3)	(4)	($)
Michael J. Renna	2016	603,096	—	1,013,354	604,244	107,000	24,680	2,352,374
President and Chief Executive	2015	528,846	—	786,842	113,437	—	20,373	1,449,498
Officer	2014	398,116	—	346,892	322,210	144,000	17,118	1,228,336
Stephen H. Clark	2016	383,789	—	322,436	255,833	1,116,000	23,323	2,101,381
Senior Vice President and Chief	2015	347,692	—	237,627	57,750	347,000	20,541	1,010,610
Financial Officer	2014	275,000	—	143,115	161,477	663,000	18,078	1,260,670
Jeffrey E. DuBois	2016	403,515	—	398,051	313,201	1,441,000	23,731	2,579,498
Executive Vice President SJI and	2015	388,769	—	378,305	61,425	202,000	22,874	1,053,374
President SJG	2014	349,192	—	242,844	249,113	1,076,000	37,616	1,954,765
Gina Merritt-Epps	2016	346,585	—	290,596	249,840	—	22,980	910,001
Senior Vice President, General	2015	334,539	—	227,453	83,750	—	22,441	668,183
Counsel and Corporate Secretary	2014	319,536	—	194,266	166,230	—	21,500	701,532
Kathleen A. McEndy	2016	328,961	—	276,367	237,600	286,000	23,925	1,152,853
Senior Vice President and Chief	2015	299,231	—	203,729	99,000	105,000	23,663	730,623
Administrative Officer

(1)	Represents the full grant date fair value of awards in connection with the grants of performance-based restricted stock (PBRS) and time-based restricted stock with a performance condition (TBRS), calculated in accordance with FASB ASC Topic 718. See Footnote 2 of the Company’s financial statements for additional information, including valuation assumptions used in calculating the fair value of the award. For 2016, these numbers represent $704,795 of PBRS and $308,559 of TBRS for Mr. Renna, $224,264 of PBRS and $98,172 of TBRS for Mr. Clark, $276,853 of PBRS and $121,198 of TBRS for Mr. DuBois, $202,113 of PBRS and $88,483 of TBRS for Ms. Merritt Epps, and $192,213 of PBRS and $84,154 of TBRS for Ms. McEndy.
(2)	This amount represents the aggregate annual incentive awards paid out to each Named Executive with respect to 2014, 2015 and 2016 performance under the Company’s Annual Incentive Plan.
(3)	Amounts in this column represent the aggregate change in the actuarial present value of each NEO’s accumulated benefit in the SERP and Retirement Plan for Employees of South Jersey Industries, Inc. Mr. Renna and Ms. Merritt-Epps are not currently eligible for the SERP. The SERP covers officers of South Jersey Industries who became officers prior to April 30, 2016 once they have attained age 50.
(4)	Includes employer contributions to the Company’s 401(k) Plan, reimbursement for 401(k) contributions not permitted under Internal Revenue Code, the value of group life insurance and other perquisites. The 2016 values for these items are listed below:

South Jersey Industries, Inc. - 2017 Proxy Statement	| 35

Executive Officers

All Other Compensation

As of Fiscal Year End 2016

	Michael J.	Stephen H.	Jeffrey E.	Gina	Kathleen A.
	Renna	Clark	DuBois	Merritt-Epps	McEndy
401(k) Plan	$6,925	$7,747	$7,950	$7,269	$9,000
401(k) Reimbursement	$7,915	$2,481	$3,713	$2,782	$1,369
Group Life Insurance	$1,719	$3,380	$3,767	$1,125	$4,396
Perquisites (a)	$8,121	$9,715	$8,301	$11,804	$9,160
Total Value	$24,680	$23,323	$23,731	$22,980	$23,925

(a)	The amounts of the perquisites reflect the value of the Company-provided automobile for each NEO.

Grants of Plan-Based Awards

The following table sets forth certain information concerning the grant of awards made to the Named Executive Officers during the year ended December 31, 2016.

Grants of Plan-Based Awards - 2016

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts of Shares Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	Units (#)	($/ Sh)	($)(3)
Michael J. Renna	1/1/2016(4)	0	514,250	771,375	0	30,610	61,220	—	—	704,795
	1/1/2016(5)					13,119		—	—	308,559
Stephen H. Clark	1/1/2016(4)	0	231,000	346,500	0	9,740	19,480	—	—	224,264
	1/1/2016(5)					4,174		—	—	98,172
Jeffrey E. DuBois	1/1/2016(4)	0	282,800	424,200	0	12,024	24,048	—	—	276,853
	1/1/2016(5)					5,153		—	—	121,198
Gina Merritt-Epps	1/1/2016(4)	0	208,200	312,300	0	8,778	17,556	—	—	202,113
	1/1/2016(5)					3,762		—	—	88,483
Kathleen A. McEndy	1/1/2016(4)	0	198,000	297,000	0	8,348	16,696	—	—	192,213
	1/1/2016(5)					3,578		—	—	84,154

(1)	Amounts represent potential cash awards payable to our NEOs determined by the level of performance achieved against the 2016 goals. Actual cash awards paid to our NEOs for 2016 performance are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	Represents the possible payout of shares of the performance-based restricted stock grants and time-based restricted stock grants with a performance condition to each NEO.

(3)	Represents the full grant date fair value of the grants of restricted stock calculated in accordance with FASB ASC Topic 718. See Footnote 2 of the financial statements for additional information, including valuation assumptions used in calculating the fair value of the awards.

(4)	Represents performance-based restricted stock grants with a performance period from 2016-2018.

(5)	Represents time-based restricted stock grants subject to a 1-year ROE performance condition. Number of shares represents where award will pay out if the performance condition is achieved. There are no threshold/maximum levels for the award. If the performance condition is not achieved, the award will not vest.

36 |	South Jersey Industries, Inc. - 2017 Proxy Statement

Executive Officers

Equity Awards

The following table sets forth certain information concerning outstanding restricted stock awards for the Named Executive Officers as of December 31, 2016

Outstanding Equity Awards at Fiscal Year-End - 2016
Stock Awards

					Equity Incentive Plan
					Awards: Number of	Equity Incentive Plan
			Number of Shares	Market Value of	Unearned Shares,	Awards: Market or Payout
			or Units of Stock	Shares or Units of	Units or Other	Value of Unearned Shares,
			That Have Not	Stock That Have	Rights That Have Not	Units or Other Rights That
Name	Year		Vested (#)	Not Vested ($)	Vested (#) (1)	Have Not Vested ($) (2)
Michael J. Renna	2016	(3)	—	—	30,610	1,031,251
	2016	(4)	—	—	13,119	441,979
	2015	(5)	—	—	17,818	600,288
	2015	(6)	—	—	5,090	171,482
	2015	(5)	—	—	1,584	53,365
	2015	(6)	—	—	452	15,228
	2014	(7)	—	—	14,296	481,632
Stephen H. Clark	2016	(3)	—	—	9,740	328,141
	2016	(4)	—	—	4,174	140,622
	2015	(5)	—	—	5,820	196,076
	2015	(6)	—	—	1,662	55,993
	2014	(7)	—	—	5,898	198,704
Jeffrey E. DuBois	2016	(3)	—	—	12,024	405,089
	2016	(4)	—	—	5,153	173,605
	2015	(5)	—	—	9,266	312,172
	2015	(6)	—	—	2,646	89,144
	2014	(7)	—	—	10,008	337,170
Gina Merritt-Epps	2016	(3)	—	—	8,778	295,731
	2016	(4)	—	—	3,762	126,742
	2015	(5)	—	—	5,570	187,653
	2015	(6)	—	—	1,592	53,634
	2014	(7)	—	—	8,006	269,722
Kathleen A. McEndy	2016	(3)	—	—	8,348	281,244
	2016	(4)	—	—	3,578	120,543
	2015	(5)	—	—	4,990	168,113
	2015	(6)	—	—	1,426	48,042
	2014	(7)	—	—	6,880	231,787

(1)	Represents grants of performance-based restricted stock at target performance and time-based restricted stock assuming the performance condition is met. Actual performance-based restricted shares awarded could range from 0 percent to 150 percent of target performance for 2014. For 2015 and 2016 performance-based restricted stock, actual awards could range from 0 percent to 200 percent of target performance. For 2015 and 2016 time-based restricted stock, no shares will vest if the performance condition is not achieved.

(2)	Market value of Company common stock at December 31, 2016 was $33.69 and was used to calculate market value.

(3)	These awards consist of performance-based restricted stock that would vest in March 2019 if the performance criteria are satisfied. The number of shares is shown at target assuming the performance criteria are satisfied.

(4)	These awards consist of time-based restricted stock with a 1-year performance condition. The performance criteria has been satisfied, and the awards will vest in three equal installments in March 2017, January 2018 and January 2019.

(5)	These awards consist of performance-based restricted stock that would vest in March 2018 if the performance criteria are satisfied. The number of shares is shown at target assuming the performance criteria are satisfied.

(6)	These awards consist of time-based restricted stock with a 1-year performance condition. The performance criteria has been satisfied, and the awards will vest in three equal installments with the first portion having vested in March 2016, and the remaining portions to vest in January 2017 and January 2018.

(7)	These awards consist of performance-based restricted stock that would vest in March 2017 if the performance criteria are satisfied. The number of shares is shown at target assuming the performance criteria are satisfied.

South Jersey Industries, Inc. - 2017 Proxy Statement	| 37

Executive Officers

Stock Vesting - 2016

The following table sets forth certain information concerning the vesting of restricted stock for the Company’s Named Executive Officers during the year ended December 31, 2016. No options are outstanding and none were exercised by the NEOs during the year ended December 31, 2016.

Stock Vested – 2016

Stock Awards

	Number of
	Shares Acquired on	Value Realized
Name	Vesting (#) (1)	on Vesting ($) (2)
Michael J. Renna	2,885	74,491
Stephen H. Clark	867	22,386
Jeffrey E. DuBois	1,379	35,606
Gina Merritt-Epps	829	21,405
Kathleen A. McEndy	742	19,158

(1)	This column represents the portion of the time-based restricted stock awards granted in 2015 that vested on March 1, 2016. Performance-based restricted stock awards granted in 2013 for the 2013–2015 performance period were forfeited when the performance targets were not achieved.

(2)	The dollar value is calculated by multiplying the number of shares that vested by the market value of the Company’s common stock on the vesting date of March 1, 2016, which was $25.82.

Pension Benefits Table

		Number of Years Credited
		Service Under Plan at FAS	Present Value of	Payments During
Name	Plan Name (1) (2)	Measurement Date	Accumulated Benefit (3)	Last Fiscal Year
	Retirement Plan for	18	$543,000	$0
Michael J. Renna (4)	Employees of SJI
	SJI Supplemental Executive	N/A
	Retirement Plan
	Retirement Plan for	19	$835,000	$0
Stephen H. Clark	Employees of SJI
	SJI Supplemental Executive	20	$2,434,000	$0
	Retirement Plan
	Retirement Plan for	29	$1,207,000	$0
Jeffrey E. DuBois	Employees of SJI
	SJI Supplemental Executive	30	$4,469,000	$0
	Retirement Plan
	Retirement Plan for	N/A
Gina Merritt-Epps (4)	Employees of SJI
	SJI Supplemental Executive	N/A
	Retirement Plan
	Retirement Plan for	N/A
Kathleen A. McEndy	Employees of SJI
	SJI Supplemental Executive	4	$898,000	$0
	Retirement Plan

(1)	Employees who became an officer prior to April 30, 2016 will be eligible for the South Jersey Industries, Inc. Supplemental Executive Retirement Plan(the “SERP”) once they have attained age 50.

A participant is eligible for a normal retirement benefit under the SERP after having attained age 60. We base the normal retirement benefit on 2 percent of the participant’s “final average compensation” multiplied by years of credited service (up to 30 years), plus an additional 5 percent of final average compensation. “Final average compensation” is the average of the participant’s base pay plus annual incentive award for the highest three years in the final six years of employment.

38 |	South Jersey Industries, Inc. - 2017 Proxy Statement

Executive Officers

A participant is eligible for an early retirement benefit under the SERP after having attained age 55. A participant’s early retirement benefit equals his or her normal retirement benefit reduced by 2 percent per year. The SERP benefit for officers hired on or after July 1, 2003 reflects a reduction for the annuity equivalent of the employer provided benefit under the Company’s 401(k) Plan.

The SERP’s normal form of payment is a life annuity with six years guaranteed.

(2)	The Retirement Plan for Employees of South Jersey Industries, Inc. (the “Retirement Plan”) provides benefits to non-bargaining employees who were hired before July 1, 2003. Eligibility for the Retirement Plan for Employees of SJI began after one year of service. The plan defines Normal Retirement Age as age 65. A Participant is eligible for a non-reduced benefit under the Retirement Plan after having attained age 60 with 5 years of service. We base the normal retirement benefit on the sum of (a) the participant’s accrued benefit as of September 30, 1989 increased 5 percent per year thereafter, and (b) 1.00 percent of the participant’s “final average compensation” plus 0.35 percent of the participant’s final average compensation in excess of covered compensation, multiplied by years of credited service after September 30, 1989 (up to 35 years less credited service as of September 30, 1989). “Final average compensation” is the average of the participant’s base pay plus commissions for the highest three years of the final six years of employment immediately preceding retirement, as defined by the plan.

A participant is eligible for an early retirement benefit under the Retirement Plan after having attained age 55 and completed five years of service. A participant’s early retirement benefit equals his or her normal retirement benefit reduced by 2 percent per year prior to age 60. The Retirement Plan’s normal form of payment is a life annuity with six years guaranteed.

(3)	We base present values for participants on a 4.30 percent discount rate and RP-2016 bases tables with MP-2016 generational projection scale(postretirement only), and no preretirement decrements.

(4)	Mr. Renna and Ms. Merritt Epps are not currently eligible for the SERP. The SERP covers officers of South Jersey Industries who have attained age 50. Both Mr. Renna and Ms. Merritt-Epps are not eligible until 2017.

Nonqualified Deferred Compensation Table

The following table sets forth certain information regarding the Company’s Restricted Stock Deferral Plan, which represents the Company’s only non-tax-qualified deferred compensation program. The Restricted Stock Deferral Plan permits the deferral of fully vested shares of restricted stock earned by the

Company’s NEOs pursuant to previously issued performance-based, restricted stock grants. The Company does not make contributions to the plan, and all earnings referenced in the table represent dividends paid on outstanding shares of common stock.

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions	Contributions	Earnings in	Withdrawals	Balance in
Name	Plan Name	in Last FY (1)	in Last FY	Last FY (2)	Distributions	Last FYE (1) (3)
Michael J. Renna	Restricted Stock
Deferral Plan
Stephen H. Clark	Restricted Stock
Deferral Plan
Jeffrey E. DuBois	Restricted Stock
Deferral Plan
Gina Merritt-Epps	Restricted Stock				7,359
Deferral Plan
Kathleen A. McEndy	Restricted Stock
Deferral Plan

(1)	The amounts represent the market value of vested shares of previously restricted stock deferred by the NEOs calculated by multiplying the number of shares of deferred stock by the market value of the Company’s common stock as of December 31, 2016, which was$33.69.

(2)	The amounts represent dividends paid on the deferred common stock. These amounts are not reported in the Summary Compensation Table as they represent dividends earned on the deferred common stock, which dividends are payable on all outstanding shares of the Company’s common stock.

(3)	The amounts represent the market value of vested shares of previously restricted stock deferred by the NEO. The Company has, in previous years, disclosed the issuance of the restricted shares as compensation in the Summary Compensation Table for such year.

South Jersey Industries, Inc. - 2017 Proxy Statement	| 39

Executive Officers

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2016 relating to equity compensation plans of the Company pursuant to which grants of restricted stock, options or other rights to acquire shares may be made from time to time.

Equity Compensation Plan Information

			Number of securities remaining
	Number of securities to		available for future issuance
	be issued upon exercise	Weighted average exercise	under equity compensation
	of outstanding options,	price of outstanding options,	plans excluding securities
	warrants and rights	warrants and rights	reflected in column (a)
Plan Category	(#)	($) (2)	(#)
Equity compensation plans	165,520	—	—
approved by security
holders (1)
Equity compensation plans	—	—	—
not approved by security
holders
Total Prior to 2015 Omnibus	165,520	—	—
Equity Compensation Plan
Equity compensation plans	195,010	—	2,158,449
approved by security holders (3)
Equity compensation plans not	—	—	—
approved by security holders
Total 2015 Omnibus Equity	195,010	—	2,158,449
Compensation Plan

(1)	These plans include those used to make awards of performance-based restricted stock to the Company’s Officers and restricted stock to the Directors prior to the 2015 Omnibus Equity Compensation Plan.

(2)	Only restricted stock has been issued. The restricted stock is issuable for no additional consideration, and therefore, the shares are not included in the calculation of weighted average exercise price.

(3)	These plans include those used to make awards of performance-based and time-based restricted stock to the Company’s Officers and restricted stock to the Directors under the 2015 Omnibus Equity Compensation Plan.

Change in Control Agreements and Other Potential Post-Employment Payments

All Named Executive Officers are party to a Change in Control Agreement (“CIC Agreement”) that provides for severance benefits upon a qualifying termination following a change in control. A summary of the CIC Agreement terms are set below:

•	Severance is payable upon an involuntary termination without cause by the Company or resignation for good reason by the NEO within 1 year following a change in control. No severance is payable under the CIC agreement upon an involuntary termination without a change in control;

•	Severance equals two times (three times for the CEO) base salary and average annual incentive award for the three fiscal years immediately preceding the date of termination, along with the reimbursement of COBRA coverage costs for the applicable two or three year period, less the employee contribution rate;

•	NEOs are also entitled to receive a pro-rated annual incentive payment at target for the fiscal year in which the termination occurs; and

•	Accelerated vesting of all time-based equity awards and vesting of performance-based equity awards only to the extent provided in the award agreement evidencing the performance based award.

In addition to the CIC Agreements, all Named Executive Officers participate in the South Jersey Industries, Inc. Officer Severance Plan effective January 1, 2013 (the “Officer Severance Plan”) that provides for the following benefits upon an involuntary termination without cause by the Company or resignation for good reason by the NEO, absent a change in control:

•	A lump sum cash payment equal to one times annual base salary;

•	A monthly reimbursement of the COBRA premium cost for the NEOs and their dependents (where applicable) for 12 months, less the required employee contribution rate, provided that the NEOs are eligible for and timely elect COBRA continuation coverage; and

•	Accelerated vesting of all time-based equity awards while performance-based awards vest only to the extent provided in the award agreement evidencing the performance-based awards.

40 |	South Jersey Industries, Inc. - 2017 Proxy Statement

Executive Officers

Below is an estimate of the amounts payable to each NEO assuming various termination of employment scenarios on December 31, 2016.

Termination

As of Fiscal Year End 2016

		Termination	Termination by the NEO	Termination by the NEO for
Executive Benefits		by the	for Good Reason or by the	Good Reason or by the
and Payments		Company	Company without Cause	Company without Cause
Upon Termination	Retirement ($)	for Cause ($)	following a CIC ($)	without a CIC ($)
Michael J. Renna
Cash Compensation	$0	$0	$2,993,637	$635,497
Equity Compensation	$0	$0	$2,795,259	$186,744
Stephen H. Clark
Cash Compensation	$0	$0	$1,249,545	$415,497
Equity Compensation	$374,596	$0	$919,569	$56,026
Jeffrey E. DuBois
Cash Compensation	$0	$0	$1,450,963	$434,497
Equity Compensation	$546,752	$0	$1,317,212	$89,177
Gina Merritt-Epps
Cash Compensation	$0	$0	$1,181,928	$373,454
Equity Compensation	$0	$0	$933,483	$53,034
Kathleen A. McEndy
Cash Compensation	$0	$0	$1,191,424	$356,059
Equity Compensation	$0	$0	$849,695	$48,008

Below is a description of the additional assumptions that were used in determining the payments in the tables above upon termination as of December 31, 2016:

Retirement

NEOs retire from the Company upon attaining both 55 years of age and 10 years of continuous service with the Company.

NEOs are entitled to pro-rated vesting of PBRS upon retirement, based on the applicable 3-year performance period and actual performance. NEOs are also entitled to pro-rated vesting of TBRS awards upon retirement, based on the applicable 3-year vesting period and achievement of the performance condition. The amounts for Messrs. Clark and DuBois who are eligible for retirement, represent the pro-rated value of outstanding shares from the 2015 and 2016 PBRS awards based on target level performance, and the pro-rated value of the 2015 and 2016 TBRS awards. The 2014 PBRS awards have been included based on actual performance.

Change in Control (CIC)

A change in control generally means any of the following: (1) consummation of a merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not own 50 percent or more of the shares of the surviving corporation; (2) sale or other disposition of substantially all of the assets of the Company; (3) election to the Board of Directors of SJI a new majority different from the current slate, unless each such new director stands for election as a management nominee and is elected by shareholders immediately prior to the election of any such new majority; or (4) the acquisition by any person(s) of 30 percent or more of the stock of SJI having general voting rights in the election of directors.

South Jersey Industries, Inc. - 2017 Proxy Statement	| 41

Executive Officers

Section 280G Modified Cutback

Termination Following a Change in Control (Good Reason or Without Cause) – The CIC Agreements include a modified cutback if any payments under the agreements (including any other agreements) would otherwise constitute a parachute payment under Section 280G of the Code so that the payments will be limited to the greater of (i) the dollar amount which can be paid to the NEO without triggering an excise tax under Section 4999 of the Code or (ii) the greatest after-tax dollar amount after taking into account any excise tax incurred under Section 4999 of the Code with respect to such parachute payments.

Equity Compensation

Retirement – NEOs are entitled to pro-rated vesting of PBRS upon retirement, based on the applicable 3-year performance period and actual performance. NEOs are also entitled to pro-rated vesting of TBRS awards upon retirement, based on the applicable 3-year vesting period and achievement of the performance condition. The amounts for Messrs. Clark and DuBois who are eligible for retirement, represent the pro-rated value of outstanding shares from the 2015 and 2016 PBRS awards based on target level performance, and the pro-rated value of the 2015 and 2016 TBRS awards. The 2014 PBRS awards have been included based on actual performance.

Change in Control – Upon a qualifying termination following a change in control, the award agreements currently provide that all unvested PBRS awards that are outstanding vest and pay at target level performance. TBRS awards that are outstanding will fully vest. A qualifying termination includes an involuntary termination without cause by the Company or a resignation for good reason by the NEO, each following a change in control. The amounts disclosed represent the value of outstanding 2014, 2015 and 2016 PBRS awards based on target level of performance and the value of 2015 and 2016 TBRS awards.

Termination Without a Change in Control – Under the Officer Severance Plan, upon an NEO’s qualifying termination, TBRS awards that are outstanding will fully vest. PBRS awards that are outstanding are forfeited, in accordance with the terms of the award agreements. A qualifying termination includes an involuntary termination without cause for the Company or a resignation for good reason by the NEO, absent a change in control.

Stock Price – Assumed to be $33.69 based on the closing price as of December 30, 2016.

42 |	South Jersey Industries, Inc. - 2017 Proxy Statement

FINANCIAL

2016 Performance Summary and Financial Information

A copy of the Company’s 2016 Performance Summary accompanies this proxy statement. The 2016 Performance Summary is not proxy-soliciting material or a communication by which any solicitation is made.

Upon written request of any person who on the record date for the Annual Meeting was a record owner of the Common Stock, or who represents in good faith that he or she was on that date a beneficial owner of such stock and is entitled to vote at the Annual Meeting, the Company will send to that person, without charge, a copy of its 2016 Performance Summary. Requests for this report should be directed to Gina Merritt-Epps, Senior Vice President, General Counsel and Corporate Secretary, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

By Order of the Board of Directors,

Senior Vice President, General Counsel & Corporate Secretary

March 20, 2017

South Jersey Industries, Inc. - 2017 Proxy Statement	| 43

EXHIBIT A

South Jersey Industries
2017 Cash Incentive Compensation Plan

Effective January 1, 2017

1. Purpose of the Plan

The purpose of the Plan is to provide a link between compensation and performance, to motivate participants to achieve corporate performance objectives, to enable South Jersey Industries (hereinafter the “Company” or “SJI”) to attract and retain high quality

Eligible Employees and to enable the Company the ability to provide compensation that will not fail to be deductible by reason of section 162(m) of the Code.

2. Definitions

As used herein, the following definitions shall apply:

(a)	“Affiliated Entity” means any partnership or limited liability company in which a majority of the partnership or other similar interest thereof is owned or controlled, directly or indirectly, by the Company or one or more of its subsidiaries or Affiliated Entities or a combination thereof. For purposes hereof, the Company, a subsidiary or an Affiliated Entity shall be deemed to have a majority ownership interest in a partnership or limited liability company if the Company, such subsidiary or Affiliated Entity shall be allocated a majority of partnership or limited liability company gains or losses or shall be or control a managing director or a general partner of such partnership or limited liability company.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Cash Incentive” means a cash payment made pursuant to the Plan.

(d)	“Code” means the Internal Revenue Code of 1986, as amended.

(e)	“Committee” means the Compensation Committee of the Board.

(f)	“Company” means South Jersey Industries, a New Jersey corporation.

(g)	“Covered Employee” means an Employee who is a “covered employee” under Section 162(m) of the Code.
(h)	“Director” means a non-Employee member of the Board.

(i)	“Eligible Employee” means any Employee who is selected for participation in the Plan by the Committee.

(j)	“Employee” means any person who is in the employ of the Company, a subsidiary or an Affiliated Entity, subject to the control and direction of the Company, the subsidiary or the Affiliated Entity as to both the work to be performed and the manner and method of performance. Neither service as a Director nor fees received from, the Company, the subsidiary or the Affiliated Entity for service as a Director shall be sufficient to constitute Employee status.

(k)	“Performance-Based Compensation” means compensation intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

(l)	“Performance Goal” means any measurable criterion tied to the success of the Company and based on one or more of the business criteria described in Section 6.

(m)	“Performance Period” means a fixed period established by the Committee over which the attainment of the applicable Performance Goals set by the Committee is to be measured.

(n)	“Plan” means the South Jersey Industries 2017 Cash Incentive Compensation Plan.

3. Administration of the Plan

(a)	The Committee. The Plan shall be administered by the Committee (or a subcommittee of the Committee) which shall be comprised of two or more Directors eligible to serve on a committee awarding Cash Incentive payments qualifying as Performance-Based Compensation.

(b)	Powers of the Committee. Subject to the provisions of the Plan(including any other powers given to the Committee hereunder), the Committee shall have the authority, in its discretion, to:

	(i)	establish the duration of each Performance Period;

	(ii)	select the Eligible Employees who are to participate in the Plan for that Performance Period;

	(iii)	determine the specific Performance Goal or Goals for each Performance Period and the relative weighting of those goals, establish one or more designated levels of attainment for each such goals and set the Cash Incentive potential for each participant at each corresponding level of attainment;
(iv)	certify the level at which the applicable Performance Goal or Goals are attained for the Performance Period and determine the actual Cash Incentive for each participant in an amount not to exceed his or her maximum Cash Incentive potential for the certified level of attainment;

(v)	exercise discretionary authority, when appropriate, to reduce the actual Cash Incentive payable to any participant below his or her Cash Incentive potential for the attained level of the Performance Goal(s) for the Performance Period;

(vi)	construe and interpret the terms of the Plan and Cash Incentives awarded under the Plan;

(vii)	establish additional terms, conditions, rules or procedures for the administration of the Plan; provided, however, that no Cash Incentive shall be awarded under any such additional terms, conditions, rules or procedures which are inconsistent with the provisions of the Plan; and

(viii)	take such other action, not inconsistent with the terms of the Plan, as the Committee deems appropriate.

44 |	South Jersey Industries, Inc. - 2017 Proxy Statement

Exhibit A

All decisions and determinations by the Committee shall be final, conclusive and binding on the Company, its subsidiaries, Affiliated Entities, the participants, and all other persons.

(c)	Indemnification. In addition to such other rights of indemnification as they may have as members of the Board, members of the Committee who administer the Plan shall be defended and indemnified by the Company, to the extent permitted by law, on an after-tax basis against (i) all reasonable expenses (including attorneys’ fees) actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Cash Incentive awarded hereunder and (ii) all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within 30 days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to handle and defend the same.

4. Coverage

All Eligible Employees shall be covered by the Plan, except to the extent the Committee may elect to exclude one or more Eligible Employees from participation in a designated Performance Period.

5. Terms and Conditions of Cash Incentive Awards

(a)	Pre-Established Performance Goals. Payment of Cash Incentives that are Performance-Based Compensation shall be subject to the following terms and conditions: (i) such Cash Incentives shall be based on account of the attainment of one or more pre-established, objective Performance Goals over the designated Performance Period; (ii) the Committee shall establish one or more objective Performance Goals with respect to each Eligible Employee in writing not later than the earlier of (A) 90 days after the commencement of the Performance Period to which the Performance Goals relate or (B) the date on which twenty-five percent (25%) of such Performance Period has been completed (or such other date as may be required or permitted under Section 162(m) of the Code), provided that the outcome of the Performance Goals must be substantially uncertain at the time of their establishment; (iii) Performance Goals shall be based solely on one or more of the business criteria described in Section 6 and shall be weighted, equally or in such other proportion as the Committee shall determine at the time such Performance Goals are established, for the purposes of determining the actual Cash Incentive amounts that may become payable upon the attainment of those goals; and (iv) under no circumstance, however, shall the aggregate Cash Incentive potential for any participant for any Performance Period exceed the applicable maximum dollar amount set forth in Section 5(d). For each Performance Goal, the Committee may designate one or more levels of attainment and set the Cash Incentive potential for each Eligible Employee at each of those performance levels. Alternatively, the Committee may establish a linear formula for determining the Cash Incentive potential at various points of Performance Goal attainment.

(b)	Committee Certification. As soon as administratively practicable following the completion of the Performance Period, the Committee shall certify the actual levels of performance attained for the period determined, on the basis of those certified levels, the actual Cash Incentive amount to be paid to each Eligible Employee for the Performance Period. The certification shall be final, conclusive and binding on the participant, and on all other persons, to the maximum extent permitted by law.

(c)	Committee Discretion. In determining the amount of the Cash Incentive that is Performance-Based Compensation actually to be paid to an Eligible Employee, the Committee shall not award a Cash Incentive in excess of the dollar amount determined on the basis of the Cash Incentive potential established for the particular level at which each of the applicable Performance Goals for the Performance Period is attained. If the actual level of performance attained is between two of the designated performance levels, the Cash Incentive amounts will be interpolated on a straight-line basis between those two levels. In addition, the Committee shall have the discretion to reduce or eliminate the Cash Incentive that would otherwise be payable with respect to one or more Performance Goals on the basis of the certified level of attained performance of those goals. In exercising its discretion to reduce the Cash Incentive payable to any participant, the Committee may utilize such objective or subjective criteria as the Committee deems appropriate in its sole and absolute discretion. In the case of a Cash Incentive that is Performance-Based Compensation, the Committee shall not waive any Performance Goal applicable to a participant’s Cash Incentive potential for a particular Performance Period, provided that, the Committee may, in its sole discretion, waive the Performance Goal for a particular Performance Period in the event of the participant’s death or disability or under such circumstances as the Committee deems appropriate in the event a Change in Control should occur prior to the completion of that Performance Period. For purposes of the Plan, a Change in Control shall have the same definition as set forth in the Company’s 2015 Omnibus Equity Compensation Plan, as amended from time to time (or any successor to that plan as amended from time to time).

(d)	Individual Limitations on Awards. Notwithstanding any other provision of the Plan, the maximum amount of any Cash Incentive paid to a Covered Employee or other Eligible Employee intended to be Performance-Based Compensation under the Plan shall be limited to Five Million Dollars ($5,000,000) per each twelve (12) month period (or portion thereof) included within the applicable Performance Period.

(e)	Payment Date. Payment of Cash Incentive amounts shall be made as soon as administratively practicable after the end of the Performance Period to which they relate, but in any event, no later than two and a half months after the end of the applicable Performance Period. No participant shall accrue any right to receive a Cash Incentive award under the Plan unless that participant remains in Employee status until the payment date for that Cash Incentive following the completion of the Performance Period. Accordingly, except as otherwise provided by the Committee under the circumstances described

South Jersey Industries, Inc. - 2017 Proxy Statement	| 45

Exhibit A

in Section 5(c) above or otherwise, no Employee shall be entitled to a Cash Incentive payment if such Employee ceases Employee status prior to the payment date for the Cash Incentive.
(f)	Withholding Tax. To the extent required by applicable federal, state, local or foreign law, each employer shall withhold all applicable taxes from all Cash Incentive amounts.

6. Business Criteria

(a)	Permitted Criteria. Performance Goals established by the Committee may be based on any one of, or combination of, the following: annual consolidated earnings per share; share price; the market share of the Company (or any business unit thereof); sales by the Company (or any business unit thereof); return factors (including, but not limited to return on equity, capital employed, or investment; risk adjusted return on capital; return on investors’ capital; return on average equity; return on assets; and return on net assets); costs of the Company (or any business unit thereof); the Company’s total shareholder return; revenues; debt level; cash flow; capital expenditures; net income or gross income; operating income; expenses; net borrowing; goals related to mergers, acquisitions, dispositions or similar business transactions; assets; regulatory compliance; employee retention/attrition rates; individual business objectives; risk management activities; corporate value measures which may be objectively determined (including ethics, compliance, environmental, diversity commitment and safety); or implementation or completion of critical projects or processes; cost reduction targets; interest-sensitivity gap levels; weighted average cost of capital; working capital; operating or profit margin; pre-tax margin; contribution margin; book value; operating expenses (including, but not limited to lease operating expenses, severance taxes and other production taxes, gathering and transportation and general and administrative costs); unit costs; EBIT; EBITDA; debt to EBIT or EBITDA; interest coverage; comparative shareholder return; book value per share; net asset value per share; growth measures; debt to total capitalization ratio; asset quality levels; investments; economic value added; stock price appreciation; market capitalization; accounts receivables day sales outstanding; accounts receivables to sales; achievement of balance sheet or income statement objectives; assets; asset sale targets; non-performing assets; satisfactory internal or external audits; improvement of financial ratings; charge-offs; amount of the gas reserves; costs of finding gas reserves; reserve replacement ratio, reserve additions, or other reserve level measures; drilling results; natural gas production, production and reserve growth; production volume; sales volume; production efficiency; inventory to sales; and inventory turns; and any other goal that is established at the discretion of the Committee other than with respect to Cash Incentives intended to be Performance-Based Compensation.
Such Performance Goals may be particular to an Eligible Employee or the division, department, branch, line of business, subsidiary or other unit in which the Eligible Employee works, or may be based on attaining a specified absolute level of the Performance Goal, or a percentage increase or decrease in the Performance Goal compared to a pre-established target, previous years’ results, or a designated market index or comparison group. The Committee shall have sole discretion to determine specific targets within each category of Performance Goals. As may be applicable, they may also be measured in aggregate or on a per share basis. Performance Goals need not be uniform among Eligible Employees.

(b)	Authorized Adjustments. To the extent applicable, subject to the following sentence and unless the Committee determines otherwise, the determination of the achievement of Performance Goals shall be determined based on the relevant financial measure, computed in accordance with U.S. generally accepted accounting principles (“GAAP”), and in a manner consistent with the methods used in the Company’s audited financial statements. To the extent permitted by Section 162(m) of the Code, in setting the Performance Goals within the period prescribed in Section 5(a), the Committee may provide for appropriate adjustment as it deems appropriate, including for one or more of the following items: asset write-downs; litigation or claim judgments or settlements; changes in accounting principles; changes in tax law or other laws affecting reported results; changes in commodity prices; severance, contract termination, and other costs related to exiting, modifying or reducing any business activities; costs of, and gains and losses from, the acquisition, disposition, or abandonment of businesses or assets; gains and losses from the early extinguishment of debt; gains and losses in connection with the termination or withdrawal from a pension plan; stock compensation costs and other non-cash expenses; any extraordinary non-recurring items as described in applicable Accounting Principles Board opinions or Financial Account Standards Board statements or in management’s discussion and analysis of financial condition and results of operation appearing in the Company’s annual report to stockholders for the applicable year; and any other specified non-operating items as determined by the Committee in setting Performance Goals.

7. Effective Date and Term of Plan

The Plan is effective on January 1, 2017. Assuming that stockholder approval is obtained, the Plan shall continue in effect until it is terminated.

8. Amendment, Suspension or Termination of the Plan

The Committee may at any time amend, suspend or terminate the Plan. However, any amendment or modification of the Plan shall be subject to stockholder approval to the extent required under Code Section 162(m) or other applicable law or regulation.

46 |	South Jersey Industries, Inc. - 2017 Proxy Statement

Exhibit A

9. General Provisions

(a)	Transferability. No participant in the Plan shall have the right to transfer, alienate, pledge or encumber his or her interest in the Plan, and such interest shall not (to the maximum permitted by law) be subject to the claims of the participant’s creditors or to attachment, execution or other process of law. However, if a participant dies before payment is made of the actual Cash Incentive to which he or she has become entitled under the Plan, then that Cash Incentive shall be paid to the executor or other legal representative of his or her estate.

(b)	No Rights to Employment. Neither the action of the Company in establishing or maintaining the Plan, nor any action taken under the Plan by the Committee, nor any provision of the Plan itself shall be construed so as to grant any person the right to remain in Employee status for any period of specific duration, and each participant shall at all times remain an Employee at-will and may accordingly be discharged at any time, with or without cause and with or without advance notice of such discharge.

(c)	Acknowledgement of Authority. All Cash Incentives shall be awarded conditional upon the participant’s acknowledgement, by participation in the Plan, that all decisions and determinations of the Committee shall be final and binding on the participant, his or her beneficiaries and any other person having or claiming an interest in such Cash Incentive.

(d)	Company Policies. All Cash Incentives under the Plan shall be subject to any applicable policies of the Company adopted from time to time by the Committee.

(e)	Unfunded Obligation. Employees eligible to participate in the Plan shall have the status of general unsecured creditors of the Company. Any amounts payable to eligible Employees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including (without limitation) Title I of the Employee Retirement Income Security Act of 1974, as amended. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. Employees shall have no claim against the Company for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

(f)	Reliance on Reports. Each member of the Committee shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its subsidiaries or Affiliated Entities and upon any other information furnished in connection with the Plan by any person or persons other than himself or herself. In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

(g)	Successors. The terms and conditions of the Plan, together with the obligations and liabilities of the Company that accrue hereunder, shall be binding upon any successor to the Company, whether by way of merger, consolidation, reorganization or other change in ownership or control of the Company.

(h)	Section 409A. The Plan is intended to comply with the short-term deferral rule set forth in the regulations under Section 409A of the Code in order to avoid application of Section 409A of the Code to the Plan. If and to the extent that any payment under this Plan is deemed to be deferred compensation subject to the requirements of Section 409A of the Code, this Plan shall be administered so that such payments are made in accordance with the requirements of Section 409A of the Code. If an award is subject to Section 409A of the Code, (i) distributions shall only be made in a manner and upon an event permitted under Section 409A of the Code, (ii) payments to be made upon a termination of employment shall only be made upon a ”separation from service” under Section 409A of the Code, and(iii) in no event shall a participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A of the Code. Any award granted under the Plan that is subject to Section 409A of the Code and that is to be distributed to a key employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such award shall be postponed for six months following the date of the participant’s separation from service, if required by Section 409A of the Code. If a distribution is delayed pursuant to Section 409A of the Code, the distribution shall be paid within 30 days after the end of the six-month period. If the participant dies during such a six-month period, any postponed amounts shall be paid within 90 days of the participant’s death. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Committee or its delegate each year in accordance with Section 416(i) of the Code and the “specified employee” requirements of Section 409A of the Code.

(i)	Governing Law. The validity, construction, interpretation and effect of the Plan shall be governed and construed by and determined in accordance with the laws of the State of New Jersey, without giving effect to the conflict of law provisions thereof.

South Jersey Industries, Inc. - 2017 Proxy Statement	| 47

OUR VISION
To be the Energy Company of First Choice for
Customers, Shareholders and Employees
•	Energy Industry Leader
•	Growth, Innovation, Service
•	One-Stop Energy Shopping
•	Entrepreneurial Leadership, Strategic
Alliances, Empowered Employee Base
•	Serving the Collective Good of Customers,
Shareholders, and Employees
................................................................................
OUR MISSION
Create Value through Customer-focused Energy
Solutions
•	Maximize Long-Term Shareholder Value
•	Expanded Menu of Products and Services
•	Competitively Priced, Innovative, and High
Quality
•	Improved Growth of Stock
•	Value Added Provider of Energy Solutions
•	Returns Exceeding Traditional Regulation
................................................................................
OUR VALUES
•	Live up to Commitments and Conduct Our
Business Guided by the Highest Set of
Principles
•	Commitment to Customers, Shareholders,
Employees, and Community
•	Integrity
•	Highest Standards of Safety
•	Innovation
•	Performance
•	Respect

Please note the meeting location!

Directions to The Westin Mount Laurel
for the Annual Meeting of Shareholders

The Westin Mount Laurel, The Grand Ballroom
555 Fellowship Road, Mount Laurel, New Jersey

8:15 a.m. -	doors will open to shareholders for continental breakfast
9:00 a.m. -	meeting begins
10:00 a.m. -	meeting adjourns

Admission to the Meeting:

Attendance at the Annual Meeting will be limited to shareholders as of the record date, their authorized representatives and guests of SJI. If you plan to attend the meeting in person, you will need an admission ticket and a valid government issued photo ID to enter the meeting. For shareholders of record, an admission ticket is attached to your proxy card. If your shares are held in the name of a bank, broker or other holder of record, please bring your account statement as that will serve as your ticket.

Use of cameras, recording devices, computers, and other electronic devices, such as smartphones and tablets, will not be permitted at the Annual Meeting. Photography and video are prohibited at the Annual Meeting. Photographs taken at the 2017 Annual Shareholders’ Meeting may be used by South Jersey Industries. By attending the 2017 Annual Shareholders’ Meeting, you will be agreeing to South Jersey Industries’ use of those photographs and waive any claim or rights with respect to those photographs and their use.

From East

Follow the Atlantic City Expressway West to Exit 31,
New Jersey 73 toward Winslow/Blue Anchor.
Merge onto NJ 73 North.
Go through one roundabout.
Turn right onto Fellowship Road.
The hotel entrance is on the left.

From West

Follow New Jersey 73 South toward
the New Jersey Turnpike/Marlton/Berlin.
Turn right onto Fellowship Road.
The hotel entrance is on the left.

From Philadelphia Airport

Proceed on PA-291 East toward Valley Forge.
Continue on PA-291/Penrose Avenue.
Merge onto Penrose Avenue.

Take I-76 East toward Walt Whitman Bridge.

Take Exit 1B to I-295 North toward Trenton/New Jersey Turnpike.
Continue on I-295 North and take RT 73 South.
Turn right onto Fellowship Road.
The hotel entrance is on the left.

From Delaware (South)

Follow Interstate 295, which becomes the New Jersey Turnpike.
Take Exit 4, New Jersey 73 toward Camden / Philadelphia.
Merge onto NJ 73 North.
Turn right onto Fellowship Road.
The hotel entrance is on the left.

From North

Follow the New Jersey Turnpike South to Exit 4, New Jersey 73.
Turn right onto NJ 73 North.
Turn right onto Fellowship Road.
The hotel entrance is on the left.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 20, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 20, 2017. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SOUTH JERSEY INDUSTRIES, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. P.O. BOX 1342 BRENTWOOD, NY 11717 E22654-P86903 SOUTH JERSEY INDUSTRIES, INC. The Board of Directors recommends you vote FOR the following proposals: Abstain Against For 1. To elect ten Directors (term expiring 2018). 1a. Sarah M. Barpoulis 1b. Thomas A. Bracken For Against Abstain 1c. Keith S. Campbell 2. To hold an advisory vote to approve executive compensation. 1d. Victor Forkiewicz The Board of Directors recommends you vote 1 year on the following proposal: 2 Years Abstain 3 Years 1 Year 1e. Sheila Hartnett-Devlin 3. To recommend, by non-binding vote, the frequency of executive compensation votes. 1f. Walter M. Higgins III For Against Abstain The Board of Directors recommends you vote FOR the following proposals: 1g. Sunita Holzer 4. To consider and vote on the Executive Annual Incentive Compensation Plan. 1h. Michael J. Renna 5. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2017. 1i. Joseph M. Rigby NOTE: To transact other business that may properly come before the meeting. 1j. Frank L. Sims Please indicate if you plan to attend this meeting. No Yes Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. V.1.1

Admission Ticket 2017 Annual Meeting Friday, April 21, 2017 at 9:00 AM Eastern Time The Westin Mount Laurel The Grand Ballroom 555 Fellowship Road, Mount Laurel, NJ 08054 The top portion of this proxy card is your admission ticket for entry into the Annual Meeting of Shareholders. Directions: From the East: Follow the Atlantic City Expressway West to Exit 31, New Jersey 73 toward Winslow/Blue Anchor. Merge onto NJ 73 North. Go through one roundabout. Turn right onto Fellowship Road. The hotel entrance is on the left. From the West: Follow New Jersey 73 South toward the New Jersey Turnpike/Marlton/Berlin. Turn right onto Fellowship Road. The hotel entrance is on the left. From the Philadelphia Airport: Proceed on PA-291 East toward Valley Forge. Continue on PA-291/Penrose Avenue. Merge onto Penrose Avenue. Take I-76 East toward the Walt Whitman Bridge. Take Exit 1B to I-295 North toward Trenton/New Jersey Turnpike. Continue on Trenton/New Jersey Turnpike and take 73 South. Turn right onto Fellowship Road. The hotel entrance is on the left. From Delaware (South): Follow interstate 295, which becomes the New Jersey Turnpike. Take Exit 4 New Jersey 73 toward Camden/Philadelphia. Merge onto NJ 73 North. Turn right onto Fellowship Road. The hotel entrance is on the left. From the North: Follow the New Jersey Turnpike South to Exit 4, New Jersey 73. Turn right onto NJ 73 North. Turn right onto Fellowship Road. The hotel entrance is on the left. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Form 10-K and 2016 Performance Summary are available at www.proxyvote.com. E22655-P86903 SOUTH JERSEY INDUSTRIES, INC. Annual Meeting of Shareholders April 21, 2017 9:00 AM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Michael J. Renna and Gina Merritt-Epps, Esq., or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SOUTH JERSEY INDUSTRIES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, Eastern Time on Friday, April 21, 2017, at The Westin Mount Laurel, The Grand Ballroom, 555 Fellowship Road, Mount Laurel, NJ 08054, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side V.1.1